Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HEARST MEDIA WEST, LLC,

DESTINY MERGER SUB, INC.,

DALLASNEWS CORPORATION,

and, solely for purposes of Section 9.17,

HEARST COMMUNICATIONS, INC.

Dated as of July 9, 2025

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of Voting and Support Agreement
Exhibit B	Form of Amended and Restated Charter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2025, is made by and among Hearst Media West, LLC, a Delaware limited liability company (“Parent”), Destiny Merger Sub, Inc., a Texas corporation (“Merger Sub”), DallasNews Corporation, a Texas corporation (the “Company”), and, solely for purposes of Section 9.17, Hearst Communications, Inc., a Delaware corporation (“Guarantor”). Each of Parent, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article 1.

RECITALS

A.  The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company (the “Merger” and, together with the other transactions contemplated hereby, the “Transactions”), with the Company continuing as the surviving corporation and a direct wholly owned Subsidiary of Parent (the “Surviving Corporation”) and the separate existence of Merger Sub ceasing to exist on the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Texas Business Organizations Code (as amended, the “TBOC”), pursuant to which each share of Company Common Stock (the “Shares”) that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) shall automatically be cancelled and extinguished and automatically converted into the right to receive the Per Share Price, net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law.

B.  Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain Company Shareholders have executed and delivered a voting and support agreement, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Voting and Support Agreement”), pursuant to which, among other things, such Company Shareholders have agreed, subject to the terms thereof, to vote, or cause to be voted, all Shares beneficially owned by such Company Shareholders in favor of the approval of this Agreement, the Merger and the Transactions.

C.  The Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and the Company Shareholders, (ii) approved and declared advisable this Agreement (including the plan of merger set forth herein) and the Transactions (including the Merger), (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions (including the Merger), and (iv) recommended that the Company Shareholders approve this Agreement and the Transactions (including the Merger) and directed that this Agreement and the Transactions be submitted to the Company Shareholders for approval.

D.  The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions (including the Merger), and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, approving this Agreement.

E.  The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement (including the plan of merger set forth herein) and the Transactions (including the Merger).

F.  Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and (ii) prescribe certain conditions with respect to the consummation of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS & INTERPRETATIONS

1.1  Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following respective meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that either (i) is in effect on the date of this Agreement or (ii) if executed after the date hereof, contains confidentiality and other provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement (a) need not contain any standstill provision that prohibits the counterparty or its Affiliates from making any Acquisition Proposal and (b) shall not prohibit the Company from furnishing any information to Parent or from otherwise complying with the Company’s obligations under Section 5.3.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub), whether or not in writing, for an Acquisition Transaction.

“Acquisition Transaction” means, whether in a single transaction or a series of related transactions, any (i) merger, consolidation or other business combination transaction involving the Company or any of its Subsidiaries having assets, individually or in the aggregate, that constitute (A) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), or (B) 20% or more of the net income or net revenues of the Company and its Subsidiaries, taken as a whole, (ii) sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries, individually or in the aggregate, representing (A) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), or (B) 20% or more of the net income or net revenues of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other acquisition, purchase, transfer or disposition, direct or indirect, of Equity Interests of the Company (including by way of merger, consolidation, business combination, tender offer or share exchange) that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding voting power of the Company, or (iv) any combination of the foregoing or any other transaction, including any recapitalization, liquidation, dissolution or similar transaction, having a similar effect to those described in the foregoing clauses (i) through (iii) (in each case, other than the Transactions).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“AI Tools” means any artificial intelligence technology, including generative or discriminative technology that uses software algorithms, neural networks, or models to analyze input data, learn from that data (in a supervised or unsupervised manner), and then automatically (i) makes decisions or predictions based on that learning, or (ii) generates content or output (including data, text, pictures/images, art, sounds, videos, software code, designs, specifications, or other content).

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, option agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement, or a potential Acquisition Proposal.

“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of December 31, 2024, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2024.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions are authorized or required by Law to be closed in Dallas, Texas, or New York, New York.

“Bylaws” means the Amended and Restated Bylaws of the Company in effect as of the date hereof.

“Capitalization Date” means 5:00 p.m., Central Time, on July 8, 2025.

“Certificate of Merger” means the certificate of merger, in customary form and substance, relating to the Merger.

“Charter” means the Amended Certificate of Formation of the Company in effect as of the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Company Series A Common Stock and the Company Series B Common Stock.

“Company Financial Advisor” means J.P. Morgan Securities LLC.

“Company Intellectual Property” means any Intellectual Property that is (a) owned or purported to be owned by the Company or any of its Subsidiaries or (b) owned by a third party and licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any effect, change, event, occurrence, fact, condition, circumstance or development (an “Effect”) that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (i), (ii) and (iii) of the below shall be so considered to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur): (i) changes or proposed changes in Law or other legal or regulatory conditions (or the interpretation or enforcement thereof) or changes or proposed changes in GAAP or other accounting standards (or the interpretation or enforcement thereof), (ii) changes in general economic or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (iii) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (iv) actions or omissions required of the Company under this Agreement or taken or not taken at the express written request of, or with the express written consent of, the Parent or any of its Affiliates (after disclosure by the Company to Parent of all relevant material information), (v) the negotiation, announcement, or pendency of this Agreement and the Transactions, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners); provided that this clause (v) shall not apply to any representation or warranty set forth in Section 3.4 (Non-Contravention) or to compliance with the covenants set forth in Section 5.1 (Affirmative Obligations of the Company) or Section 5.2 (Forbearance Covenants of the Company), (vi) any Legal Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (vii) in and of itself, any change in the trading price or trading volume of Shares (provided that the underlying cause of such change may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (viii) in and of itself, any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or (b) has prevented, or materially delayed or materially impaired, or would reasonably be expected to prevent, or materially impair or materially delay, the consummation by the Company of the Transactions or performance by the Company of any of its obligations under this Agreement.

“Company Owned Intellectual Property” means Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries.

“Company Savings Plan” means the DallasNews Corporation Savings Plan, effective as of January 1, 2022 (as amended and restated from time to time).

“Company Series A Common Stock” means the Series A Common Stock, par value $0.01 per share, of the Company.

“Company Series B Common Stock” means the Series B Common Stock, par value $0.01 per share, of the Company.

“Company Severance Plan” means the Amended and Restated Company Severance Plan, effective as of January 1, 2023, as amended by the first amendment effective as of January 1, 2023.

“Company Shareholders” means the holders of shares of Company Capital Stock.

“Confidentiality Agreement” means the confidentiality letter agreement, dated as of March 26, 2025, by and between the Company and Hearst Newspapers.

“Consent” means any consent, approval, clearance, waiver, Permit or order.

“Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any written, or legally binding oral, contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument or obligation.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or any related or associated epidemic, pandemic or disease outbreak.

“D&O Insurance” means the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance as in effect on the date of this Agreement, a copy of which has been made available to Parent.

“Data Protection Requirements” means (a) all applicable Laws, industry standards, and contractual obligations concerning the privacy, security or Processing of Personal Information or otherwise relating to privacy, data security, security breach notification requirements, social security number protection, outbound communications or electronic marketing or use of electronic data (including online privacy) in any applicable jurisdictions, including (i) the EU General Data Protection Regulation (EU) 2016/679 and all Laws implementing it; (ii) Section 5 of the Federal Trade Commission Act; (iii) the Children’s Online Privacy Protection Act; (iv) U.S. state comprehensive privacy, data security, and security breach notification Laws such as the California Consumer Privacy Act and the Texas Data Privacy and Security Act (and each of their respective regulations); (v) the Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003, as amended; (vi) the Health Insurance Portability and Accountability Act of 1996, as amended; (vii) the Payment Card Industry Data Security Standard; and (viii) Contracts to which the Company is a party or by which the Company is otherwise bound; and (b) the Company’s published policies concerning the privacy and security of Personal Information.

“DTC” means the Depository Trust Company.

“Environmental Law” means all applicable federal, national, state, provincial or local Laws, issued or promulgated by any Governmental Authority, relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources), including applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, Releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.

“Equity Interest” means (i) any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, (ii) other ownership interests of any Person, (iii) phantom equity interests, stock appreciation rights, and other similar interests and (iv) any warrant, option, convertible or exchangeable security, subscription, right (including any preemptive or similar right), call or other rights to purchase or acquire any of the foregoing from the issuer thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Governmental Authority” means any federal, national, state, provincial or local, whether domestic, foreign or supranational, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, arbitrator (public or private) or arbitral body, whether domestic, foreign or supranational.

“Guarantor” is defined in the preamble to this Agreement.

“Hazardous Substance” means any substance, material, chemical, waste or agent that is characterized or regulated as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive” (or words of similar import) or which are the subject of liability or give rise to requirements for investigation or remediation, in each case under Environmental Laws, including petroleum and petroleum products, polychlorinated biphenyls, lead and asbestos and asbestos-containing materials.

“Incentive Compensation Plan” means the Amended and Restated DallasNews Corporation Incentive Plan dated as of February 29, 2024.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, of every kind and description anywhere in the world, including the rights associated with or arising under any of the following anywhere in the world: (i) invention disclosures and patents and applications therefor and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) copyrights and copyrightable subject matter, including moral rights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, trade names, logos, slogans, trade dress, design rights, domain names and social media accounts and handles, and service marks, and trademark and service mark registrations and applications therefor and other similar designations of source or origin, together with the goodwill associated with any of the foregoing (“Marks”); (iv) Software (whether in source code, object code or other form), algorithms, databases, works or other materials, manuals, compilations and data; (v) trade secrets and all other confidential or proprietary information, ideas, marketing, business and technical information, product specifications, compositions, inventions (whether or not patentable), processes, formulae, models and methodologies and know-how (“Trade Secrets”); and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Intervening Event” means any material effect, change, event or occurrence arising after the date hereof that affects the Company and its Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable or expected by, the Company Board as of the date hereof (or, if known, or reasonably foreseeable or expected, the consequences of which were not known to, or reasonably foreseeable or expected by, the Company Board as of the date hereof) and (ii) does not relate to (A) any Acquisition Proposal and (B) the mere fact, in and of itself, that (x) there is any change in the trading price or trading volume of Shares after the date hereof or (y) the Company or any of its Subsidiaries meets or exceeds any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such events described in the foregoing clause (B) may be taken into account in determining whether an Intervening Event has occurred).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Knowledge” of a Person, with respect to any matter in question, means, with respect to the Company, the actual knowledge (after reasonable inquiry) of any of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any (i) federal, state, local or foreign statute, law (including common law), ordinance, rule, regulation or stock exchange listing requirement, code, treaty or (ii) order, judgment, decree, injunction, ruling, writ, award, decision or other similar provision from a Governmental Authority having the force or effect of law (“Order”).

“Legal Proceeding” means any claim, action, charge, lawsuit, arbitration, mediation, investigation (to the Knowledge of the Company, as used in relation to the Company or any of its Subsidiaries), audit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, easement, right-of-way, encroachment, restriction, charge, option, right of first refusal, preemptive right, transfer restriction, claim, defect, imperfection, irregularity of title, or security interest.

“Nasdaq” means The Nasdaq Stock Market.

“Net Cash” means the aggregate amount of unencumbered cash and cash equivalents of the Company and its Subsidiaries as of the Closing, less the aggregate amount of all Transaction Expenses.

“Open Source Software” means any Software (in source or object code form) that is licensed, distributed or conveyed subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license or under a similar licensing or distribution model (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Mozilla Public License, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License, Sun Industry Standards License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of such Software that it, or other Software into which such Software is incorporated or that is linked with, derived from, called by, combined or distributed with such Software, be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge or with restrictions on the consideration to be charged, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has prevented, or materially delayed or materially impaired, or would reasonably be expected to prevent, or materially delay or materially impair, the consummation of the Transactions or performance by Parent or Merger Sub of any of their obligations under this Agreement.

“Permit” means any permits, licenses, registrations, applications, variances, clearances, consents, certificates, commissions, franchises (or similar authorizations), exemptions, qualifications, accreditations, orders and approvals from Governmental Authorities that are required for the operation of the business of the Company and its Subsidiaries.

“Permitted Lien” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens or security interests incurred in the ordinary course of business that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (iii) transfer restrictions on securities of the Company imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure statutory obligations, in each case in the ordinary course of business; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), in each case incurred in the ordinary course of business and that do not and would not adversely affect in any material respect the current or contemplated use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or otherwise impair in any material respect the business operations at such property as currently or contemplated to be conducted; (vii) zoning, building and other similar codes or restrictions imposed by any Governmental Authority having jurisdiction thereon and that do not and would not adversely affect in any material respect the current or contemplated use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or otherwise impair in any material respect the business operations at such property as currently or contemplated to be conducted; (viii) Liens for which adequate reserves have been established in the consolidated financial statements of the Company included in the Company SEC Reports; (ix) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business to (1) end user customers solely for the purposes of using the products or services of the Company and its Subsidiaries or (2) Service Providers solely for the purposes of providing services to the Company and its Subsidiaries; (x) statutory, common law or contractual Liens of landlords under real property leases; (xi) Liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xii) Liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries unless caused by the Company or any of its Subsidiaries; and (xii) Liens set forth on Section 1.1(b) of the Company Disclosure Letter.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Personal Information” means (i) any information that identifies, relates to or describes, or, alone or in combination with any other information, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual or household, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, or (ii) any other information (or scope of information, such as household identifying information) that is considered “personally identifiable information,” “personal information,” “personal data” or any other similar term under the Data Protection Requirements.

“Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (i) the valid termination of this Agreement pursuant to Article 8 and (ii) the Effective Time.

“Process”, “Processing” or “Processed” means any operation or set of operations taken or performed on Personal Information, including but not limited to collection, recording, creation, receipt, access, use, handling, compilation, analysis, monitoring, retention, adaption or alteration, organization, retrieval, consultation, storage, transmission, transfer, disclosure, including by dissemination or otherwise making available, distribution, disposal, blocking, erasure or destruction thereof.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the approval of this Agreement and the Transactions by the Company Shareholders.

“Registered Intellectual Property” means all United States, international and foreign (i) issued Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including domain name registrations, social media accounts, intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to a Person, the Affiliates, directors, officers, employees, consultants, agents, representatives and advisors of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means any current or former employee, consultant, independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

“Software” means (i) computer programs and systems, whether embodied in software, firmware or otherwise, including operating systems, applications, routines, interfaces and algorithms, whether in source code, object code, executable code or human readable form, (ii) databases and compilations, including any and all electronic data and electronic collections of data, whether machine readable or otherwise, (iii) designations, schematics, flow-charts, specifications and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation (including technical specifications, functional specifications, schematics, user manuals and training materials) related to any of the foregoing.

“Subsidiary” of any Person means (i) a corporation 50 percent or more of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such

Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least 50 percent ownership or the power to direct the policies, management and affairs thereof (including by contract).

“Superior Proposal” means any bona fide, written Acquisition Proposal made after the date hereof for an Acquisition Transaction that the Company Board has determined in good faith (after consultation with the Company’s outside financial advisor and legal counsel) would be more favorable from a financial point of view to the Company Shareholders (in their capacity as shareholders), if consummated, than the Merger, and, after taking into account all legal, financial and regulatory aspects of such Acquisition Proposal and other aspects of such Acquisition Proposal that the Company Board deems relevant, is reasonably likely to be consummated in accordance with its terms. For purposes of this definition, all references to “20%” in the definition of “Acquisition Transaction” (including, for the avoidance of doubt, in the reference to “Acquisition Transaction” in the definition of “Acquisition Proposal”) will be deemed to be references to “50%.”

“Tax” means all federal, state, local or foreign income, gross receipts, capital gains, withholding, property, recording, stamp, stamp duty, transfer, sales, use, franchise, employment, payroll, excise, alternative minimum, accumulated earnings, value added, services, ad valorem, environmental, occupation, margins, commercial activity, capital stock, capital investment, unemployment, registration, social security, disability, workers’ compensation contributions, severance, occupancy, or any other taxes (including estimated taxes), customs, tariffs, imposts, levies, duties or other like assessments or charges in the nature of a tax imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts imposed by a Governmental Authority.

“Tax Returns” means all Tax returns, declarations, elections, statements, reports, schedules, forms and information returns, filed or required to be filed with any Governmental Authority relating to Taxes, including in each case any attachments thereto and amendments thereof.

“Termination Fee” means an amount in cash equal to $3,000,000.

“Training Data” means training data, validation data, and test data or databases used to train an AI Tool.

“Transaction Documents” means, collectively, the Confidentiality Agreement, the Voting and Support Agreement, and any other document contemplated by those agreements or any document or instrument delivered in connection with this Agreement or those agreements.

“Transaction Expenses” means, without duplication and subject to Section 8.3(a), with respect to the Company and its Subsidiaries, all fees and expenses incurred or accrued as of immediately prior to the Effective Time (except as expressly set forth in clause (iv) below) by the Company or any of its Subsidiaries (including any such fees or expenses that the Company or any of its Subsidiaries is legally obligated to pay or reimburse) in connection with or as a result of the Transactions pursuant to any Contract in effect as of immediately prior to the Effective Time, whether payable prior to, at or after the Effective Time, including (i) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, and other advisors of the Company or any such Subsidiary; (ii) all fees paid to the SEC in connection with filing the Proxy Statement, and any amendments and supplements thereto; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto; (iv) any change of control payments, transaction bonuses, severance payments, or other similar payments, including those payable only upon the additional passage of time, but excluding those payable as a result of any action taken by Parent, Merger Sub or the Surviving Corporation, and (v) without duplication, those set forth on Section 1.1(c) of the Company Disclosure Letter.

“Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries, Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates or directors, in each case in connection with, arising from or otherwise relating to the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any other communications to the Company Shareholders, other than any Legal Proceedings among the Parties related to this Agreement or the Transaction Documents.

“Union” means any union, works council or other employee representative body.

“Willful Breach” or “Willfully Breaches” means a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute a breach.

1.2  Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Accounting Firm	2.13(e)
Agreement	Preamble
Cash Determination Time	2.13(a)
Certificates	2.8(c)(i)
Chosen Courts	9.12
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Benefit Plan	3.18(a)
Company Board	Recitals
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Breach Notice Period	8.1(f)
Company Disclosure Letter, Parent Disclosure Letter	1.4
Company Meeting	6.2(b)
Company Net Cash Calculation	2.13(a)
Company Net Cash Schedule	2.13(a)
Company Registered Intellectual Property	3.15(a)
Company Related Parties	8.3(e)
Company SEC Reports	3.8
Company Securities	3.6(b)
Company Shareholder Approval	3.3(b)
Copyrights	1.1
Customer Data	3.16(b)

Term	Section
Dispute Notice	2.13(b)
Dissenting Company Shares	2.7(c)(i)
Dissenting Shareholder Statute	2.7(c)(i)
DTC Payment	2.8(d)
EDGAR	3.8
Effect	1.1
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Limitations	3.2
Event Notice Period	5.3(d)(i)(1)
Exchange Fund	2.8(b)
Excise Tax Treatment	6.18(a)
Filed Company SEC Reports	Article 3
Final Company Net Cash Schedule	2.13(a)
Indemnified Persons	6.6(a)
IT Systems	3.16(a)
Lease	3.13(b)
Leased Real Property	3.13(b)
Marks	1.1
Material Contracts	3.12(b)
Maximum Annual Premium	6.6(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.7(c)
Newspapers	3.26
Old Plans	6.7(c)(i)
Order	1.1
Owned Company Shares	2.7(a)(ii)
Parent	Preamble
Parent Breach Notice Period	8.1(g)
Parent Related Parties	8.3(e)
Party	Preamble
Patents	1.1
Payment Agent	2.8(a)
Per Share Price	2.7(a)(iii)
Products	3.15(e)
Proposal Notice Period	5.3(d)(ii)(2)
Response Time	2.13(b)
Shares	Recitals
Surviving Corporation	Recitals
Tail Policy	6.6(c)
TBOC	Recitals
Termination Date	8.1(d)
Trade Secrets	1.1
Transactions	Recitals
Uncertificated Shares	2.8(c)(ii)
Voting and Support Agreement	Recitals

1.3  Certain Interpretations.

(a)  References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs.

(b)  Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation”; and (iii) the phrase “ordinary course of business” will be deemed in each case to be followed by the words “consistent with past practice.”

(c)  Threats. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing or, to the Knowledge of such Person, orally.”

(d)  Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(e)  Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f)  Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars.

(g)  Gender and Number. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

(h)  References to Parties. References to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(i)  References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j)  Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(k)  Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, subject, in each case, to the provisions of Section 5.2.

(l)  Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(m)  Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(n)  Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in Dallas, Texas.

(o)  Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(p)  Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(q)  Representations Are Not Covenants. Nothing contained in Article 3 or Article 4 may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.28 and Section 4.11 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(r)  Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(s)  Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(t)  No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person (other than notice to the other Parties hereto in accordance with Section 9.4). In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(u)  Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the date hereof, including by being (i) posted to the virtual data room managed by the Company in connection with the Transactions at least two (2) days prior to the execution and delivery of this Agreement; or (ii) filed with or furnished to the SEC and available on EDGAR prior to the date hereof.

1.4  Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Letter”) or by Parent and Merger Sub to the Company on the date hereof (the “Parent Disclosure Letter,” and together with the Company Disclosure Letter, the “Disclosure Letters”) sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more of the covenants contained in Article 5 (in the case of the Company Disclosure Letter) or one or more representations or warranties contained in Article 4, except that, notwithstanding anything to the contrary contained in the applicable Disclosure Letter or in this Agreement, or the inclusion or omission of any cross reference thereto, any information set forth in one section of such Disclosure Letter shall be deemed to apply to all other sections or subsections thereof to the extent that the relevance of such information is reasonably apparent. Each Disclosure Letter is qualified in its entirety by reference to the specific provisions of the Agreement, and is not intended to constitute, and shall not be deemed to constitute, representations, warranties or covenants of the parties, except as (and solely to the extent) expressly set forth in the Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the applicable Disclosure Letter or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or required to be filed with the SEC) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the applicable Disclosure Letter or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in the applicable Disclosure Letter or any Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or required to be filed with the SEC) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the applicable Disclosure Letter and Exhibits hereto is disclosed solely for purposes of this Agreement and the fact that any item of information is disclosed in any herein or therein (A) shall not be construed to mean that such information is required to be disclosed by this Agreement; (B) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (C) with respect to the enforceability of contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; and (D) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

ARTICLE 2

THE MERGER

2.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the TBOC, at the Effective Time, (a) Merger Sub shall be merged with and into the Company; (b) the separate corporate existence of Merger Sub shall cease; and (c) the Company shall continue as the Surviving Corporation, and the separate corporate existence of the Company under the Laws of the State of Texas shall continue unaffected by the Merger except as set forth in this Agreement.

2.2  The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the TBOC by filing the Certificate of Merger with the Secretary of State of the State of Texas in accordance with the applicable provisions of the TBOC. The Merger shall become effective at the time of the acceptance of such filing by the Secretary of State of the State of Texas, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the TBOC (such time, the “Effective Time”).

2.3  The Closing. The consummation of the Merger (the “Closing”) shall take place by electronic exchange of documentation or by such other means as the Parties may mutually agree on the date which is no later than three (3) Business Days after the date on which all conditions set forth in Sections 7.1, 7.2, and 7.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as the Parties may mutually agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4  Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) rights, title, and interests to all real estate and other property owned by each of the Company and Merger Sub will be allocated to and vested, subject to any existing liens or other encumbrances on the property, in the Surviving Corporation without reversion or impairment, any further act or deed, or any transfer or assignment having occurred, (b) all liabilities and obligations of each of the Company and Merger Sub will become the liabilities and obligations of the Surviving Corporation, (c) the Surviving Corporation shall be the primary obligor for such liabilities or obligations, and (d) the Surviving Corporation shall be substituted in any proceeding pending by or against the Company or Merger Sub.

2.5  Certificate of Formation and Bylaws.

(a)  Certificate of Formation. At the Effective Time, subject to the provisions of Section 6.6(a), the Charter will be amended and restated so as to read in its entirety as set forth in Exhibit B attached hereto, and such amended and restated certificate of formation will become the certificate of formation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the TBOC and such certificate of formation.

(b)  Bylaws. The Parties shall take all necessary actions such that, at the Effective Time, subject to the provisions of Section 6.6(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the TBOC, the certificate of formation of the Surviving Corporation and such bylaws.

2.6  Directors and Officers of the Surviving Corporation.

(a)  Directors. Subject to Section 6.15, the Parties shall take all necessary actions such that, from and after the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of formation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their resignation or removal.

(b)  Officers. Subject to Section 6.15, the Parties shall take all necessary actions such that, from and after the Effective Time, the officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of formation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their resignation or removal.

2.7  Effect on Capital Stock.

(a)  Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

  (i)  each share of stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate formerly representing ownership of such shares of stock of Merger Sub will thereafter represent only ownership of shares of common stock of the Surviving Corporation;

  (ii)  each Share that is (A) held in treasury of the Company immediately prior to the Effective Time; or (B) issued and outstanding and owned by the Company, Parent or Merger Sub, or any direct or indirect wholly owned Subsidiary of the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor in respect of the Merger; and

  (iii)  each Share that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) shall automatically be cancelled and extinguished and automatically converted into the right to receive $14.00 in cash per Share, without interest (the “Per Share Price”), less any amounts entitled to be deducted or withheld in accordance with Section 2.11, and shall cease to be outstanding or exist.

(b)  Adjustment to the Per Share Price. If, at any time during the period between the date of this Agreement and the Effective Time, the number of Shares (or securities convertible or exchangeable into or exercisable for Shares) issued and outstanding prior to the Effective Time is changed into a different number or class of shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or other similar transaction, then the Per Share Price shall be equitably adjusted to reflect the effect of such change (so that the holders of Shares are provided the same economic effect as contemplated by this Agreement prior to such event); provided that nothing in this Section 2.7(b) shall be construed to permit the Company or any Subsidiary thereof to take any action otherwise prohibited by the terms of this Agreement; and provided, however, that cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to Per Share Price.

(c)  Statutory Rights of Appraisal.

  (i)  Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by Company Shareholders who have properly and validly exercised and perfected their statutory rights of dissent and appraisal in respect of such Shares in accordance with, and have otherwise complied with, Subchapter H, Chapter 10 of the TBOC (the “Dissenting Shareholder Statute” and, any such Shares meeting the requirement of this sentence, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Shareholders shall be entitled to receive payment of such amounts as are payable in accordance with the Dissenting Shareholder Statute, and, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of such Dissenting Company Shares, such Dissenting Company Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such Company Shareholder shall cease to have any voting or other rights with respect thereto other than the right to receive the payment of such amounts as are payable in accordance with the Dissenting Shareholder Statute; provided, however, that if any such Company Shareholder fails to perfect or otherwise comply with the Dissenting Shareholder Statute or effectively withdraws or loses the right to appraisal of such Dissenting Company Shares pursuant to the Dissenting Shareholder Statute, then the right of such holder to any such payment shall cease and such Dissenting Company Shares shall be deemed to have been converted into, and to have become cancelled and exchanged solely for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such Shares in the manner provided in Section 2.8.

  (ii)  Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the TBOC and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the TBOC in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will have the opportunity to devise and implement, and will be kept apprised of, proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the TBOC in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and will have the opportunity to participate in all negotiations and proceedings and may offer comments or suggestions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

2.8  Exchange of Certificates.

(a)  Payment Agent. Prior to the Closing, Parent will (i) designate the Company’s transfer agent or appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company to act as the payment agent for purposes of effecting the payment of the Per Share Price in connection with the Merger and in accordance with Section 2.7 (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent. Parent shall pay, or cause to be paid, the fees and expenses of the Payment Agent.

(b)  Exchange Fund. On the Closing Date, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the Company Shareholders pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such Company Shareholders become entitled pursuant to Section 2.7 (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (B) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly reimburse any such loss or otherwise provide additional funds (by wire transfer of immediately available funds) so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c)  Exchange and Payment Procedures.

 (i)  Certificated Shares. Promptly following the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares (other than Dissenting Company Shares and Owned Company Shares) represented by certificates (the “Certificates”) whose Shares were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7, (A) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent, and shall otherwise be in such customary form as Parent, the Company and the Payment Agent shall reasonably agree; and (B) instructions for use in effecting the surrender of the Certificates (or affidavit of loss in lieu of the Certificates as provided in Section 2.10) in exchange for payment of the Per Share Price pursuant to Section 2.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.10) for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Payment Agent in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of Shares formerly represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as reasonably practicable) an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares formerly represented by such Certificate by (2) the Per Share Price (less any applicable withholding Taxes in respect thereof). The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.8(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

  (ii)  Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of Shares held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or, subject to the third to last sentence of this subclause (ii), an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding Share (other than Dissenting Company Shares and Owned Company Shares) whose Shares were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, subject to the third to last sentence of this subclause (ii), at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash equal to the product obtained by multiplying (A) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price (less any applicable withholding Taxes in respect thereof). The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.8(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7(a).

(d)  DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (less any applicable withholding Taxes in respect thereof) (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e)  Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the consideration payable pursuant to Section 2.7 is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 2.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any applicable stock transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the Per Share Price pursuant to Section 2.7 with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f)  Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Shareholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any consideration payable in respect thereof pursuant to Section 2.7 would otherwise escheat to or become the property of any Governmental Authority, then any such consideration in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g)  Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any Company Shareholders that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such Shares for exchange pursuant to this Section 2.8 will thereafter look for payment of the Per Share Price (less any applicable withholding Taxes in respect thereof) payable in respect of the Shares represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such Company Shareholders may be entitled pursuant to Section 2.7.

2.9  No Further Ownership Rights in Shares. From and after the Effective Time, (a) all Shares will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any Shares will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article 2 upon the cancellation of any Shares at the Effective Time will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.8(c)) be cancelled and exchanged as provided in this Article 2.

2.10  Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will pay in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof and if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, the Per Share Price (less any applicable withholding Taxes in respect thereof) payable in respect of the Shares formerly represented by such Certificate as contemplated by Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11  Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, as applicable, will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Article 2 to any Person such amounts as are required to be deducted or withheld with respect to such payment pursuant to the Code or any other applicable federal, state, local or foreign Laws related to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.12  Future Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.13  Determination of Net Cash

 (a)  At least fifteen (15) calendar days before the Closing Date, the Company will deliver to Parent a preliminary schedule (the “Company Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of Net Cash as of the Effective Time (the “Company Net Cash Calculation” and, such time for determination of Net Cash, the “Cash Determination Time”). At 5:00 pm Central Time or promptly thereafter on the last Business Day prior to the Effective Time, the Company shall deliver an updated Company Net Cash Schedule (the “Final Company Net Cash Schedule”) setting forth the Company Net Cash Calculation as finally determined pursuant to this Section 2.13. The Company shall make available to Parent (electronically to the extent possible), as reasonably requested by Parent, the work papers and back-up materials, properties, books, and records used in preparing or otherwise relevant for the review of the Company Net Cash Schedule and the Final Company Net Cash Schedule; and the Company shall provide Parent with access, as reasonably requested by Parent, to personnel, advisors and accountants involved in preparing or otherwise relevant for the review of the Company Net Cash Schedule and the Final Company Net Cash Schedule. The Company Net Cash Schedule and the Final Company Net Cash Schedule shall be calculated in accordance with this Agreement and be derived from the books and records of the Company. The Company shall reasonably consult with Parent and shall consider in good faith any reasonable comments of Parent on the Company Net Cash Schedule and the Final Company Net Cash Schedule.

 (b)  Parent shall have the right to dispute any part of the Company Net Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m. Central Time, on the fifth (5th) calendar day following Parent’s receipt of the Company Net Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Company Net Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

 (c)  If, on or prior to the Response Time, Parent notifies the Company in writing that it has no objections to the Company Net Cash Calculation or if Parent fails to deliver a Dispute Notice as provided in Section 2.13(b) prior to the Response Time, then the Company Net Cash Calculation as set forth in the Company Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement, shall be reflected in the Final Company Net Cash Schedule, and shall represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

 (d)  If Parent delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Parent shall promptly (and in no event later than one (1) Business Day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement, shall be reflected in the Final Company Net Cash Schedule, and shall represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

 (e)  If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Net Cash as of the Cash Determination Time pursuant to Section 2.13(c) within two (2) Business Days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants mutually agreed upon by the Company and Parent (the “Accounting Firm”). The

Company and Parent shall promptly deliver to the Accounting Firm the work papers (subject to execution of customary work paper access letters if requested by the auditor of the Company) and back-up materials used in preparing the Company Net Cash Schedule and the Dispute Notice, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement, shall be reflected in the Final Company Net Cash Schedule, and shall represent the Net Cash at the Cash Determination Time for purposes of this Agreement. The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash.

 2.14  Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then (a) the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action and (b) the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such assets, property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as otherwise disclosed or identified in the Company SEC Reports filed with the SEC from and after January 1, 2023 through three (3) Business Days prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Reports and any other disclosures that are predictive or forward-looking in nature and any exhibits or schedules included or incorporated by reference in such Company SEC Reports) (such Company SEC Reports, the “Filed Company SEC Reports”), it being understood and agreed that nothing disclosed in the Filed Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2 or Section 3.3; or (b) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

3.1  Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas; and (b) has the requisite corporate power and authority to own, lease or operate its properties and assets and to conduct its business as it is presently being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties and assets owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

The copies of the Charter and the Bylaws, as most recently filed with the Filed Company SEC Reports, are true, complete and correct copies as in effect as of the date of this Agreement.

3.2  Corporate Power; Enforceability. The Company has all requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) subject to the receipt of the Company Shareholder Approval, consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Transactions have each been duly authorized by all necessary corporate action on the part of the Company and, subject to the receipt of the Company Shareholder Approval, no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations under this Agreement; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Guarantor, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the “Enforceability Limitations”).

3.3  Company Approvals; Fairness Opinion; Anti-Takeover Laws.

(a)  Company Board Approval. The Company Board has (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and the Company Shareholders; (ii) approved and declared advisable this Agreement (including the plan of merger set forth herein) and the Transactions (including the Merger); (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions (including the Merger); (iv) recommended that the Company Shareholders approve this Agreement and the Transactions (including the Merger) (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement; and (v) directed that this Agreement and the Transactions be submitted to the Company Shareholders for approval at the Company Meeting.

(b)  Company Shareholder Approval. The only votes of holders of Shares or other Equity Interests, or any class or series thereof, of the Company necessary to approve this Agreement (including the plan of merger set forth herein) and the Transactions (including the Merger) is the approval of this Agreement (including the plan of merger set forth herein) and the Transactions (including the Merger) by the affirmative vote of (i) the holders of at least two-thirds of the voting power of all of the Shares that are outstanding and entitled to vote thereon at the Company Meeting, (ii) the holders of at least two-thirds of the outstanding shares of Company Series A Common Stock entitled to vote thereon at the Company Meeting, voting separately as a class, and (iii) the holders of at least two-thirds of the outstanding shares of Company Series B Common Stock entitled to vote thereon at the Company Meeting, voting separately as a class (collectively, the “Company Shareholder Approval”). No other vote of the holders of Shares or any other Equity Interests, or any class or series thereof, of the Company is necessary to consummate the Transactions.

(c)  Fairness Opinion. The Company Board received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Price to be paid to the holders of Company Series A Common Stock (other than holders of Owned Company Shares and Dissenting Company Shares) is fair, from a financial point of view, to such holders of Company Series A Common Stock. Promptly after the receipt thereof by the

Company Board, a written copy of such opinion will be made available to Parent solely for informational purposes and on a non-reliance basis. The opinion of the Company Financial Advisor has not been withdrawn, revoked or modified as of the date of this Agreement. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and references thereto in the Proxy Statement, subject to prior review and consent by the Company Financial Advisor.

(d)  Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, (i) the Company Board has taken all necessary actions so that neither Parent nor Merger Sub will be an “affiliated shareholder” in connection with this Agreement or the Transactions and that the restrictions on business combinations set forth in Section 21.606 of the TBOC and any other similar applicable “anti-takeover” Law will not be applicable to this Agreement or the Transactions and no further action is required, and (ii) there is no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or takeover-related provision in the Charter or the Bylaws, or any stockholder rights plan or similar agreement, in each case that is applicable to Parent, Merger Sub, this Agreement or the Transactions or that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Transactions.

3.4  Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Transactions (a) do not and will not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration (including the obligation to make an offer to purchase or redeem any Company Capital Stock) or a loss of a benefit under or pursuant to (i) assuming the Company Shareholder Approval is obtained, any provision of the Charter or the Bylaws; (ii) any Material Contract; (iii) any Lease; or (iv) assuming compliance with the matters referred to in Section 3.5, any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; and (b) do not and will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (a)(ii), (a)(iii), (a)(iv) and (b) to the extent such violations, conflicts, breaches, defaults, terminations, accelerations or Liens would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.5  Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority that has jurisdiction over the Transactions is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) the filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, the TBOC and the applicable rules and regulations of the SEC and Nasdaq; and (iii) such other Consents the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.6  Capitalization.

(a)  Capital Stock. The authorized capital stock of the Company consists of (i) 31,250,000 Shares, 22,500,000 of which are designated as Company Series A Common Stock and 7,500,000 of which are designated as Company Series B Common Stock and (ii) 2,000,000 shares of Company Preferred Stock. As of the Capitalization Date, (A) 4,739,025 shares of Company Series A Common Stock were issued and outstanding, (B) 613,465 shares of Company Series B Common Stock were issued and outstanding, (C) zero shares of Company Preferred Stock were issued and outstanding, (D) 478,465 shares of Company Series A Common Stock were held by the Company as treasury shares, (E) 1,000,000 shares of Company Series A Common Stock and Company Series B Common Stock were reserved for issuance under the Incentive Compensation Plan and no stock-based awards have been granted and/or are outstanding, (F) 613,465 shares of Company Series A Common Stock were reserved for issuance upon conversion of the Company Series B Common Stock, and (G) no shares of Company Capital Stock were held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are (x) duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, (y) not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, and (z) issued in compliance in all material respects with all applicable U.S. federal and state securities Laws. Since the Capitalization Date, the Company has not (x) issued or granted any Company Securities or (y) established a record date for, declared, set aside for payment or paid any dividend on, any Company Securities.

(b)  Company Securities. Since the Capitalization Date, no stock-based awards have been granted and no shares of Company Capital Stock have been issued. Other than as set forth in Section 3.6(a), there are (i) no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interest in, the Company. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no debentures, bonds, notes or other indebtedness for borrowed money of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Shareholders may vote. The Company does not have a stockholder rights plan in effect.

(c)  No Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.7  Subsidiaries.

(a)  Subsidiaries. Section 3.7(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company as of the date hereof. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets as such properties and assets are presently being owned, leased or operated, except where the failure to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents (including shareholders agreements, limited liability company agreements, and limited partnership agreements) of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents in any material respect.

(b)  Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest).

(c)  Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company and its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries or (iv) obligations to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other Equity Interests in, such Subsidiary of the Company pursuant to any Contract to which any such Subsidiary is party or bound. There are no debentures, bonds, notes or other indebtedness for borrowed money of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Shareholders or any holders of Equity Interests in such Subsidiary may vote.

(d)  Other Investments. Other than the capital stock of its Subsidiaries and marketable securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person. The Company has made available to Parent true, correct and complete copies of the investment and other agreements and documents, if any, relating to any Equity Interests (including any voting debt securities) held by the Company or any of its Subsidiaries as of the date of this Agreement in any other Person.

3.8  Company SEC Reports. Since January 1, 2023, the Company has timely furnished or filed all forms, reports and documents required to be furnished or filed by the Company with the SEC under the Securities Act or the Exchange Act (the “Company SEC Reports”). As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports) (or, in each case, if amended or supplemented prior to the date of this Agreement, as of the effective date or filing date of such amendment or supplement), (a) each Company SEC Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Report, each as in effect on the date that such Company SEC Report was filed and (b) no Company SEC Report contained any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC and (ii) to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

3.9  Company Financial Statements; Controls.

(a)  Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments). Except as have been described in the Filed Company SEC Reports, neither the Company nor any Subsidiaries of the Company is a party to any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)  Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are sufficient to provide reasonable assurance that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that such system was effective. Except as disclosed in the Filed Company SEC Reports, since December 31, 2023, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, regardless of whether material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2023, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.10  No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities or obligations of any nature required to be reflected, disclosed, accrued or otherwise reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected, disclosed, accrued or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports; (b) incurred in connection with the Transactions (including any Transaction Litigation); or (c) incurred in the ordinary course of business on or after March 31, 2025. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

3.11  Absence of Certain Changes. Since March 31, 2025, (a) there has not occurred a Company Material Adverse Effect and (b) each of the Company and its Subsidiaries (i) has conducted its respective business in all material respects in the ordinary course of business consistent with past practice (other than actions taken by the Company expressly contemplated by this Agreement and the Transactions) and (ii) has not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.2(a), (b), (c), (f)(ii)–(iv), (g), (h), (i), (j), (l), (o), or (v).

3.12  Material Contracts.

(a)  Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list, and the Company has made available to Parent true, correct and complete copies of, each of the following Contracts (other than any Company Benefit Plans and any Contract (including amendments thereto) filed or required to be filed as an exhibit to the Filed Company SEC Reports (all of which shall be deemed to have been made available to Parent)) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of its or their respective assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)  any Contract with any of the top ten (10) largest vendors of the Company (measured by expenditures during the twelve (12)-month period ended December 31, 2024);

(ii)  any trade, barter or similar Contract, in each case involving a value in excess of $100,000;

(iii)  any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company, or similar arrangement or agreement;

(iv)  any Contract granting a license of Intellectual Property from the Company to any third party, or from any third party to the Company, in each case that is material to the business of the Company, including licenses to Training Data for use with AI Tools, except with respect to end user licenses on Company’s standard form, licenses of newspaper content for use in other media entered into with third parties in the ordinary course of business involving royalties of $100,000 or less, and licenses to the Company of shrink-wrap, click-wrap, or off-the-shelf software, or other licenses of software that is commercially available to the public generally with annual license fees of $100,000 or less;

(v)  any Contract (A) containing any covenant prohibiting, limiting or restricting (or purporting to prohibit, limit or restrict) the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business or geographic area, (B) prohibiting, limiting or restricting (or purporting to prohibit, limit or restrict) the Company or any of its Subsidiaries from engaging in any business with any Person (including soliciting any customers or soliciting or hiring individuals for employment) or levying a fine, charge or other payment for doing so, (C) containing a “most favored nation” or exclusivity or similar provision, or (D) granting any right of first refusal or right of first offer in favor of any third Person;

 (vi)  any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $100,000 and pursuant to which the Company or any of its Subsidiaries has ongoing or unperformed material obligations or liabilities; or (B) pursuant to which the Company or any of its Subsidiaries will, or has the right to, acquire any material ownership interest in any Person (other than any wholly owned Subsidiary of the Company);

 (vii)  any Contract with any officer, director, manager, shareholder, member of an Affiliate of the Company or any of their respective relatives or Affiliates (other than the Company) (excluding customary employee confidentiality and invention assignment agreements, equity or incentive equity documents, organizational documents, employment agreements, Contracts set forth on Section 3.18(a) of the Company Disclosure Letter and offer letters for at-will employment set forth on Section 3.18(a) of the Company Disclosure Letter);

 (viii)  any Contract that is a loan, guarantee of indebtedness, credit agreement, note, mortgage, security agreement, pledge, indenture, bond or other Contract or binding commitment in respect of indebtedness (other than those related to trade payables arising in the ordinary course of business), in each case in excess of $100,000;

 (ix)  any Contract with any Union;

 (x)  any Contract that directly or indirectly limits or restricts, or purports to limit or restrict, the ability of the Company or its Subsidiaries to exercise control over subscription pricing and offers, including the ability to promptly remove “affiliate” third-party offers;

 (xi)  any newspaper delivery or distribution Contract;

 (xii)  any Contract that is a settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay consideration of more than $100,000 after the date hereof; and

 (xiii)  any Contract that is with any Governmental Authority.

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set forth on Section 3.12(a) of the Company Disclosure Letter or filed or required to be filed as exhibits to the Company SEC Reports (the “Material Contracts”) are valid and binding obligations of the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, and enforceable in accordance with its terms, except to the extent any Material Contract expires or terminates in accordance with its terms in the ordinary course of business and subject to the Enforceability Limitations, (ii) neither the Company nor any Subsidiary of the Company is in breach or violation of, or failure to comply with, or default under, any Material Contract nor has any Material Contract been canceled by the counterparty, (iii) neither the Company nor any Subsidiaries thereof has received written notice from any counterparty to a Material Contract that such other party intends to terminate, not renew, or renegotiate the price or other material terms of such Material Contract; and (iv) since January 1, 2023, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential breach or violation of, or failure to comply with, or default under, any term or requirement of any Material Contract.

3.13   Real Property.

  (a)  Owned Real Property. Neither the Company nor any of its Subsidiaries currently owns or, at any time after January 1, 2020, has formerly owned any real property. With respect to such formerly owned real property disclosed in Section 3.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding liability or responsibility to any Person for any claims, damages, or losses arising out of or related to the condition, use, or ownership of such property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  (b)  Leased Real Property. Section 3.13(b) of the Company Disclosure Letter contains a true, correct and complete list of (i) all of the real property that is leased, subleased, licensed or otherwise used or occupied by, the Company or any of its Subsidiaries (such property, the “Leased Real Property”) and (ii) all leases, subleases, licenses or other Contracts pursuant to which the Company or its Subsidiaries use or occupy, or have the right to use or occupy, now or in the future, such Leased Real Property (together with all amendments, modifications and supplements thereto and extensions and guaranties thereof, collectively, the “Leases” and, each, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). The Company and/or one of its Subsidiaries, as the case may be, have and own good, valid and subsisting leasehold interests in the Leased Real Property under each Lease, free and clear of all Liens (other than Permitted Liens). With respect to each Lease, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect: (A) such Lease is in full force and effect, except in each case, as enforcement may be limited by the Enforceability Limitations, and is subject to proper authorization and execution of such Lease by any party other than the Company or any of its Subsidiaries; (B) neither the Company nor any Subsidiary or, to the Knowledge of the Company, any other party to any Lease, is in default, beyond any applicable notice and cure periods, under any such Lease, (C) neither the Company nor any of its Subsidiaries has received written notice concerning any violation of applicable Laws with respect to any Leased Real Property, (D) neither the Company nor any of its Subsidiaries has received written notice of any Legal Proceedings in eminent domain, condemnation or other similar Legal Proceedings that are pending with respect to any Leased Real Property, (E) the Company has not granted to any third Person the right to use or occupy any portion of the Leased Real Property subject to any such Lease, and (F) the Transactions do not require the consent of any party to such Lease.

3.14  Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) none of the Company or its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law; (b) there has been no Release or presence of or exposure to any Hazardous Substance, whether on or off, any property currently or formerly owned or operated by the Company or any Subsidiary that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by the Company or any Subsidiary under Environmental Law; and (c) none of the Company or its Subsidiaries is a party to or is the subject of any current, pending or, to the Knowledge of the Company, threatened Legal Proceeding, Order or Lien (i) alleging or with respect to noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.

3.15  Intellectual Property.

  (a)  Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all Registered Intellectual Property is subsisting, valid, and to the Knowledge of the Company, enforceable. No material Legal Proceeding is pending or, to the Knowledge of the Company, is threatened, that challenges the validity, enforceability, registration, or ownership of any Company Registered Intellectual Property.

  (b)  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries exclusively owns the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and otherwise has a valid and enforceable written license or other permission to use all other Company Intellectual Property. No Company Owned Intellectual Property has been licensed or otherwise disclosed to a third Person for use as Training Data with any third-party AI Tools. None of the execution or delivery of this Agreement by the Company, the performance of this Agreement by the Company, or the consummation of the Transactions will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any material rights of the Company in any Company Registered Intellectual Property.

  (c)  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Since January 1, 2023, no material Legal Proceeding has been or is pending or, to the Knowledge of the Company, has been or is threatened, alleging that the Company has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person. Other than unauthorized copies of newspaper articles and photos posted on the internet as expected in the ordinary course of the business, to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. Other than cease and desist letters and take down notices sent in the ordinary course of the business to hosts of unauthorized copies of newspaper articles and photos posted on the internet, the Company has not made any written claim of a violation, infringement, misuse, or misappropriation by any Person (including any employee or former employee of the Company) of its rights to, or in connection with, any of the Company Intellectual Property.

  (d)  The Company takes commercially reasonable actions to protect and preserve the confidentiality of their material Trade Secrets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there has been no unauthorized use or disclosure of any Trade Secrets included in the Company Owned Intellectual Property. Neither the Company nor its Subsidiaries have disclosed any material Trade Secrets included in the Company Owned Intellectual Property to any Person other than pursuant to a written confidentiality or non-disclosure agreement pursuant to which such Person agrees to protect such Trade Secrets.

  (e)  The incorporation, linking, calling, distribution or other use in, by or with any proprietary product or service currently developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company (the “Products”), of any Open Source Software, does not (i) restrict in any material respect the ability of the Company to protect its proprietary interests in any such Product of the Company, including protecting the Company Owned Intellectual Property therein, (ii) obligate the Company to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party, other than the applicable Open Source Software or (iii) require that any Product be licensed for the purpose of making derivative works, or be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributed at no charge, other than the applicable Open Source Software. The Company is in material compliance with all terms and conditions of any license for Open Source Software that is contained in, incorporated into, lined or called by, distributed with, or otherwise used by any Product.

3.16  Data Privacy and Protection.

 (a)  The computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company or any of its Subsidiaries (“IT Systems”) are (i) to the Knowledge of the Company, free from any virus or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, and (ii) are functional and operate and run in a reasonable and efficient business manner and have not materially malfunctioned, materially failed, suffered any material successful cyberattack, or suffered other material impairment of such IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Company’s business and that has not been remedied, since January 1, 2023.

 (b)  The Company has commercially reasonable security measures in place intended to protect data relating to the customers of its business, including any Personal Information (“Customer Data”), under their possession or control from unauthorized access. To the Knowledge of the Company, since January 1, 2023, the Company has not suffered any material breach in security that has resulted in any unauthorized access to or disclosure of Customer Data. The Company has complied in all material respects with applicable Data Protection Requirements, including by (i) implementing a mechanism for the submission of privacy rights requests in accordance with applicable Data Protection Requirements; (ii) timely fulfilling verified privacy rights requests the Company has received; and (iii) obtaining any legally required permissions and/or consents from individuals needed for the Company’s collection, use, sharing, and other Processing of Personal Information and in respect of any opt out preferences as required under applicable Data Protection Requirements. Since January 1, 2023, no Legal Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened against, the Company alleging any material failure to comply with any Data Protection Requirements, and the Company has not received or been subject to any material complaint, inquiry, or similar communication regarding potential non-compliance with any Data Protection Requirements. The Company has obtained all legally required permissions and/or consents, if applicable, from individuals needed to transfer any Personal Information transferred or to be transferred to Parent at the Closing.

 (c)  None of the execution or delivery of this Agreement, the performance of the Company’s obligations hereunder, or the consummation of the Transactions will result in any material violation of any applicable Data Protection Requirements. Upon the Closing, the Surviving Corporation will continue to have the right to use Personal Information on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

3.17  Tax Matters.

 (a)  All income and other material Tax Returns that are required to be filed by any of the Company or its Subsidiaries have been filed, and all such Tax Returns are true, complete, and accurate in all material respects;

 (b)  each of the Company and its Subsidiaries has paid all material Taxes required to be paid by it, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

 (c)  the Company and its Subsidiaries have withheld any material Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party;

 (d)  no material deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been satisfied, settled or withdrawn;

 (e)  there is no ongoing (or, to the Knowledge of the Company after making reasonable inquiry of the employees and third-party advisors responsible for the Company’s and its Subsidiaries’ Tax reporting and compliance, pending or threatened) Tax audit, examination, administrative proceeding or Legal Proceeding with respect to material Taxes of the Company or any of its Subsidiaries, nor has been any threatened in writing;

 (f)  neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes, which waiver or extension remains in effect;

 (g)  neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two years prior to the date of this Agreement;

 (h)  neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement (other than any agreement the primary purpose of which is not related to Taxes);

 (i)  neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b);

 (j)  neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or a consolidated, combined, unitary or other group for purposes of any applicable state, local or foreign Tax Law, other than a group the common parent of which was the Company, (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or similar or corresponding provision of state, local or non-U.S. Tax Law) or by operation of Law, as a transferee or successor, by contract or otherwise;

 (k)  the unpaid Taxes of the Company and its Subsidiaries, in the aggregate, did not as of the date of the Audited Company Balance Sheet, and will not as of the Closing Date (adjusted to take into account Taxes arising in the ordinary course of business from the date of the Audited Company Balance Sheet through the Closing Date), exceed the accrued liability for Taxes of the Company and its Subsidiaries (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Audited Company Balance Sheet;

 (l)  neither the Company nor any of its Subsidiaries (including, after the Closing, the Surviving Corporation) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any use of an improper method of accounting or a change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including by reason of the application of Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar or corresponding provision of state, local or non-U.S. Tax Law) executed prior to the Closing; (iii) any installment sale or open transaction disposition made prior to the Closing; (iv) a prepaid amount received on or prior to the Closing Date; or (v) inclusion pursuant to Sections 706, 951 or 951A of the Code (or similar provision of state, local or non-U.S. Tax Law) of income that is attributable to economic activity occurring prior to the Closing;

 (m)  neither the Company nor any of its Subsidiaries have any material intercompany items that have not yet been taken into account under Treasury Regulation Section 1.1502-13 or an excess loss account with respect to any stock of a Subsidiary pursuant to Treasury Regulation Section 1.1502-19 (or any similar or corresponding items or amounts pursuant to applicable state, local or foreign Tax Laws);

 (n)  neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, voluntary disclosure agreement, private letter ruling, technical advance memorandum, offer in compromise, or any other agreement related to any Tax or Tax Return with any Governmental Authority; and

 (o)  no net operating loss, capital loss, business interest expense, foreign tax credit other tax credit, or other Tax attribute of the Company or any of its Subsidiaries that under applicable Law is eligible to be carried over to any future period is subject to a limitation pursuant to Section 382, 383 or 384 of the Code, Treasury Regulation Section 1.1502-15, 1.1502-21, or 1.1502-22, or any similar or corresponding state, local or foreign Tax Law.

3.18  Company Benefit Plans.

 (a)  Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, individual consulting, compensation, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, Contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, paid vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any Service Provider, or with respect to which the Company or any of its Subsidiaries has or may have any liability  (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”).

 (b)  With respect to each Company Benefit Plan, the Company has made available to Parent (if applicable to such Company Benefit Plan) (unless filed as an exhibit to the Filed Company SEC Reports): (i) all material documents embodying or governing such Company Benefit Plan, and any funding medium for the Company Benefit Plan (including trust agreements); (ii) the most recent IRS determination letter or IRS opinion letter with respect to each Company Benefit Plan qualified under Section 401(a) of the Code (if applicable); (iii) for the three most recent years (A) Forms 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports; (iv) the most recent summary plan description, summary of material modifications and all other written communications (or a description of all material verbal communications); (v) any insurance policy related to such Company Benefit Plan; and (vi) for the last three years, all correspondence with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation and any other Governmental Authority regarding the operation or administration of any Company Benefit Plan.

 (c)  Except as has not resulted in or would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole:

 (i)  (A) each Company Benefit Plan has been established, administered and funded in accordance with its terms and all applicable Laws, including ERISA and the Code; and (B) each Service Provider who is or was classified by the Company or any of its Subsidiaries as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan;

 (ii)  each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status (or, if such Company Benefit Plan is a master, prototype or volume submitter plan, may rely on a favorable opinion or advisory letter issued by the IRS), and no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan, or the exempt status of any associated trust, or cause the imposition of any liability, penalty or Tax under ERISA or the Code with respect to such determination;

 (iii)  there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan;

 (iv)  (A) each Company Benefit Plan that is subject to Section 409A or Section 457A of the Code has been administered in compliance with its terms and Section 409A or Section 457A of the Code, as applicable (including the operational and documentary requirements thereof), and all applicable regulatory guidance thereunder (including, notices, rulings and proposed and final regulations); and (B) no payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) or Section 457A of the Code; and

 (v)  no Legal Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any Company Benefit Plan (other than routine benefits claims), including any audit or inquiry by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation.

 (d)  No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any liability with respect to: (i) any multiemployer pension plan (as defined in Section 3(37) of ERISA); (ii) any plan subject to Title IV of ERISA or Section 412, 430 or 4971 of the Code; or (iii) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

 (e)  Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Service Provider to any compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans or otherwise; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Benefit Plans or otherwise; or (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend, or terminate any Company Benefit Plan.

 (f)  No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment), (i) has resulted or could result, individually or in the aggregate (but excluding any payment pursuant to any Contract entered into after the date of this Agreement by Parent or any of its Affiliates), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax Law) in connection with the Transactions, or (ii) would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries

has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax, including under Sections 409A or 4999 of the Code.

 (g)  No Company Benefit Plan provides or promises to provide any post-employment, post-retirement, medical, disability or life insurance benefits to any current or former Service Provider or their dependents, other than (i) as required by Law or (ii) with respect to benefits for which the full cost is borne by the Service Provider (or any beneficiary of the Service Provider).

3.19  Labor and Employment Matters.

 (a)  The Company has provided Parent with a true and complete list of each Person employed by the Company or any of its Subsidiaries as of the date hereof, together with such Person’s (i) name; (ii) employer; (iii) job title; (iv) date of hire; (v) base salary or wage rate; (vi) target bonus or incentive compensation information; (vii) work location (city/state/country); (viii) full-time or part-time status; (ix) whether or not on leave (and if on leave, the reason for such leave and the expected return date); and (x) exempt or non-exempt status under the Fair Labor Standards Act of 1938, as amended. The Company has also provided Parent with a true and complete list of the number of independent contractors engaged by the Company or any of its Subsidiaries as of May 31, 2025, categorized by service type (e.g., ten columnists), together with (A) a brief description of the services provided by each group; and (B) the range of compensation earned by the independent contractors within each group.

 (b)  During the prior three (3) years, there have been no strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Legal Proceedings that involve the labor or employment relations of the Company or any of its Subsidiaries, and no such matters are pending. During the prior three (3) years, neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement or any other Contract, agreement or arrangement with any Union, and there is no, and, in the prior three (3) years has been no, organizing activity by any Service Providers or any Union with respect to any Service Providers. There is no representation, claim or petition relating to any Service Provider pending before any applicable Governmental Authority. None of the execution or delivery of this Agreement, the performance of the Company’s obligations hereunder, or the consummation of the Transactions will (either alone or in combination with any other event) result in or give rise to any obligation to notify, consult with or obtain the consent or approval of any Service Provider or Union.

 (c)  During the prior three (3) years, there has been no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any Service Provider’s employment or other engagement with the Company or any of its Subsidiaries. There are no, and during the prior three (3) years there have been no, Legal Proceedings against the Company or any of its Subsidiaries relating to any Service Provider or with respect to any Law relating to employees or employment practices and no such Legal Proceedings are pending or, to the Knowledge of the Company, threatened.

 (d)  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, during the past three (3) years, the Company and each of its Subsidiaries has: (i) been in compliance with all applicable Laws respecting employment, employment practices and labor, including with respect to equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, and unemployment insurance; (ii) fully and accurately reported all payments to all independent contractors, volunteers, subcontractors, temps, leased employees, and other contingent workers as required by applicable Laws and has satisfied all applicable withholding Tax obligations; (iii) properly classified (A) each Service Provider who is or was classified as exempt under the Fair Labor Standards Act or any similar applicable state or local wage and hour Law, and (B) each Service Provider who has performed services as a consultant, independent contractor, or otherwise; and (iv) complied with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

 (e)  Within the past three (3) years: (i) no Service Provider has made, and to the Knowledge of the Company, there have been no facts that would reasonably be expected to result in, any allegation of sexual harassment or employment discrimination against the Company or any of its Subsidiaries or against any Service Provider; and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or employment discrimination made by a Service Provider.

 (f)  To the Knowledge of the Company, no executive officer or management-level employee of the Company or any of its Subsidiaries has any plans to terminate his or her employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no agreements between any Service Provider and any other Person which would restrict, in any manner, such Service Provider’s ability to perform services for Parent or any of its Affiliates following the Closing or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

3.20  Permits. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have maintained and are in compliance with the terms of, and since December 31, 2023, have maintained and been in compliance with the terms of, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. Such Permits are in full force and effect, and no revocation, non-renewal, adverse modification, suspension or cancellation of any of the Permits is pending or, to the Company’s Knowledge, threatened, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except, in each case, where such revocation, non-renewal, adverse modification, suspension, cancellation, default or violation would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.21  Compliance with Laws. The Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Laws applicable to the Company and its Subsidiaries or to the products, conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from a Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Law applicable to the Company or any of its Subsidiaries, as applicable, except for any noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.22  Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is (a) filed with the SEC, (b) mailed to holders of Shares and (c) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof to the extent related expressly to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.23  Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no Legal Proceedings pending or threatened in writing against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, nor is there any Order outstanding to which any of the assets of the Company or any of its Subsidiaries is bound.

3.24  Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company and its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions. The Company has made available to Parent a true, correct and complete copy of the Company’s engagement letter with the Company Financial Advisor (except for any redactions with respect to matters for which none of the Surviving Corporation, its Subsidiaries, Parent, or any of its other Affiliates will have any liability or obligations following the Effective Time).

3.25  Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) all insurance policies (including any self-insurance or “fronting” insurance programs maintained by the Company) of the Company and its Subsidiaries are in full force and effect; (b) the Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies operating in the industry in which the Company and its Subsidiaries currently operate; (c) all premiums due with respect to such insurance policies covering periods up to and including the Closing Date have been paid or will have been paid as of the Closing in accordance with the terms thereof; and (d) other than in connection with ordinary course renewals and excluding insurance policies that have expired and been replaced in the ordinary course of business, the Company has not received any written notice of termination, cancellation, or non-renewal with respect to any such policy within the last three (3) years and, to the Knowledge of the Company, no threat during such period has been made by an insurer to terminate, cancel or not renew any insurance policy of the Company and its Subsidiaries. True, correct and complete copies of all insurance policies of the Company and its Subsidiaries in effect as of the date of this Agreement (or, where no such copies are available, a binder of insurance which includes a reasonably detailed written description thereof) have been made available to Parent.

3.26  Publications; Rates. Section 3.26 of the Company Disclosure Letter (a) sets forth true, correct and complete a list of all publications of the Company and its Subsidiaries in publication as of the date of this Agreement (the “Newspapers”) and (b) identifies any Newspapers that as of the date of this Agreement are contemplated to be discontinued. True, correct and complete copies of all standard prices offered to new subscribers as of the date of this Agreement for subscriptions provided by the Company or any of its Subsidiaries have been made available to Parent.

3.27  Circulation; Traffic.

 (a)  Section 3.27(a) of the Company Disclosure Letter sets forth (i) the number of digital subscribers and print subscribers of the Newspapers for each month during the twelve (12)-month period ended December 31, 2024, and during the five (5)-month period ended May 31, 2025, and (ii) the number of website sessions for each month during the twelve (12)-month period ended December 31, 2024, and during the five (5)-month period ended May 31, 2025, to each of the Newspaper’s websites.

 (b)  The Company has not sold or otherwise transferred to, or permitted the use by any Person of, any list of past or present customers of and/or subscribers to the Newspapers, in each case other than in the ordinary course of business. There has been no material change in the way such subscriber or traffic numbers were accounted for since October 31, 2024, including post-expiration subscriber grace/stop timing, subscriber pricing strategy, and acquisition channel strategy.

3.28  Exclusivity of Representations and Warranties.

 (a)  Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its Subsidiaries or Affiliates or any other Person on behalf of the Company or any of its Subsidiaries makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, any of its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any of its Subsidiaries nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

 (b)  The Company acknowledges that none of Parent, Merger Sub, any of their respective Subsidiaries or Affiliates or any Person on behalf of Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates makes any express or implied representation or warranty (and there is and has been no reliance by the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to Parent, Merger Sub, any of their respective Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Transactions, including the accuracy or completeness thereof other than the representations and warranties expressly contained in Article 4.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1  Organization; Good Standing.

(a)  Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)  Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement or incidental to the Transactions. Merger Sub is a wholly owned Subsidiary of Parent.

(c)  Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date.

4.2  Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement and the consummation of the Transactions each have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and, subject only to the approval of this Agreement (including the plan of merger contained herein) and the Transactions (including the Merger) by Parent as the sole stockholder of Merger Sub, which approval by the sole stockholder of Merger Sub will occur immediately following execution of this Agreement, no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

4.3  Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Transactions do not and will not (a) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to (i) any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (ii) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (iii) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (b) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (a)(ii), (a)(iii) and (b) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4  Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their respective Subsidiaries in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act and the TBOC; and (iii) such other Consents the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5  Legal Proceedings; Orders; Disclosure.

(a)  No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)  No Orders. Neither Parent nor Merger Sub is subject to any outstanding Order that would have a Parent Material Adverse Effect.

(c)  Disclosure. None of the information supplied or to be supplied by Guarantor, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is (i) filed with the SEC, (ii) mailed to holders of Shares and (iii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof to the extent related expressly to the Company and its Affiliates or to statements made therein based on information supplied by or on behalf of any Person (other than Parent or Merger Sub) for inclusion or incorporation by reference therein).

4.6  Ownership of Company Capital Stock. None of Guarantor, Parent, Merger Sub or any of their respective directors, officers, general partners, Affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) or, to the knowledge of Parent, any employees of Guarantor, Parent, Merger Sub or any of their respective Affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) has been an “affiliated shareholder” (as defined in Section 21.602 of the TBOC) or an “Interested Shareholder” (as defined in Article Eleven, Section 3 of the Charter) of the Company, in each case, during the three (3) years prior to the date of this Agreement.

4.7  Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

4.8  No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Transactions. The approval of Parent or one of its Subsidiaries, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement and the Transactions.

4.9  Financial Capability. Parent has, and will have as of the Closing, sufficient available cash on hand or other sources of immediately available funds to consummate the Transactions and to perform the obligations of Parent and Merger Sub contemplated by this Agreement, including to consummate the Transactions by payment all amounts payable pursuant to Article 2 and the payment of all fees, costs and expenses to be paid by Parent or Merger Sub related to the Transactions. Parent’s obligations to consummate the Transactions are not subject to any conditions regarding Parent’s ability to obtain financing.

4.10  Absence of Shareholder and Management Arrangements. Except for the Voting and Support Agreement, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any shareholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) Company Shareholder would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s Shares; (ii) Company Shareholder has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Transactions.

4.11  Exclusivity of Representations and Warranties.

 (a)  Except for the representations and warranties expressly set forth in this Article 4, none of Parent, Merger Sub, any of their respective Subsidiaries or Affiliates or any other Person on behalf of Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates makes any express or implied representation or warranty (and there is and has been no reliance by the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to Parent, Merger Sub, any of their respective Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Transactions, including the accuracy or completeness thereof.

 (b)  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company, its Subsidiaries nor any Person on behalf of the Company or any of its Subsidiaries makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties expressly contained in Article 3. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, Affiliates, shareholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, or their respective Subsidiaries, Affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, or any of their respective Subsidiaries, Affiliates, shareholders, controlling Persons or Representatives, except as and only to the extent expressly set forth in Article 3.

ARTICLE 5

INTERIM OPERATIONS OF THE COMPANY, PARENT AND MERGER SUB

5.1  Affirmative Obligations of the Company. Except (a) as expressly required by this Agreement; (b) as set forth on Section 5.1 of the Company Disclosure Letter; (c) as expressly prohibited by Section 5.2; (d) as required by applicable Law or (e) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) maintain its existence in good standing pursuant to applicable Law; (ii) conduct its business and operations in the ordinary course of business; and (iii) keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries and preserve the goodwill and current relationships of the Company and its Subsidiaries with customers, suppliers, vendors, distributors, partners, advertisers, licensors, licensees and other Persons with which the Company or any of its Subsidiaries has significant business relations; provided, that notwithstanding anything in this Section 5.1 to the contrary, no action by or failure to act of the Company or any of its Subsidiaries in order to comply with the express requirements of any subsection of Section 5.2 shall in and of itself be deemed a breach of this Section 5.1.

5.2  Forbearance Covenants of the Company. Except (A) as set forth in Section 5.2 of the Company Disclosure Letter; (B) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (C) as required by applicable Law; or (D) as expressly contemplated by the terms of this Agreement, during the Pre-Closing Period, the Company will not, and will cause its Subsidiaries to not:

(a)  amend or otherwise change (i) the Charter, (ii) the Bylaws or (iii) any other organizational document of the Company or any of its Subsidiaries;

(b)  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy Law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law;

(c)  issue, grant, sell, or deliver, or agree or commit to issue, grant, sell or deliver, any Company Securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

(d)  directly or indirectly acquire, repurchase or redeem any securities, except in connection with transactions solely between the Company and any of its direct or indirect Subsidiaries;

(e)  (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or business or any material Equity Interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third Person; or (ii) dispose of, sell, assign or abandon of (by merger, consolidation, disposition of assets, lease, license or otherwise), directly or indirectly, any material assets, properties, interests or businesses;

(f)  (i) adjust, split, subdivide, combine or reclassify any shares of Company Capital Stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of Company Capital Stock, or make any other actual, constructive or deemed distribution in respect of the shares of Company Capital Stock, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (iii) pledge or encumber or otherwise suffer to exist any Lien on any shares of its capital stock or other equity or voting interest or any other Company Securities; or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

(g)  (i) incur, guarantee or assume any indebtedness for borrowed money or issue any bonds, debentures, notes, or other debt securities, except for (A) loans or advances solely between wholly owned Subsidiaries of the Company or between the Company and its wholly owned Subsidiaries; (B) trade payables incurred in the ordinary course of business; (C) immaterial obligations incurred pursuant to business credit cards in the ordinary course of business; and (D) indebtedness not to exceed $100,000 in any single transaction or series of related transactions; (ii) make or forgive any loans, advances or capital contributions to, or investments in, any other Person in excess of $100,000 individually or $200,000 in the aggregate, except for (A) extensions of credit to customers in the ordinary course of business; (B) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance with the Company’s policies related thereto; and (C) loans or advances solely between wholly owned Subsidiaries of the Company or between the Company and its wholly owned Subsidiaries and capital contributions in wholly owned Subsidiaries of the Company; (iii) assume, guarantee or endorse the obligations of any Person, or enter into any “keep well” or other agreement to maintain any Person’s financial condition, except for a wholly owned Subsidiary of the Company; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereon (other than Permitted Liens);

(h)  except (i) to the extent required to comply with applicable Law, (ii) as required pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement, (iii) as required by this Agreement or (iv) as set forth on Section 5.2(h) of the Company Disclosure Letter, (A) establish, adopt, extend, amend, modify or terminate any Company Benefit Plan; (B) increase the compensation or benefits of any Service Provider; (C) take any action to modify the amount of, or accelerate the vesting, funding or payment of, any payment or benefit provided to any Service Provider; (D) grant any equity, equity-based, incentive or similar compensation or award to any Service Provider; or (E) communicate with any Service Provider with respect to the compensation, benefits or other treatment they will receive following the Effective Time, unless such communication is approved by Parent in advance of such communication;

(i)  (x) hire or engage any Service Provider whose annual compensation exceeds $125,000; or (y) terminate the employment or engagement of any Service Provider without cause;

(j)  negotiate, enter into, amend, extend or terminate any Contract with a Union, or recognize any Union as the bargaining representative for any Service Provider;

(k)  commence or threaten any Legal Proceeding, except (i) with respect to routine matters in the ordinary course of business that are for solely monetary payments of no more than $200,000 in the aggregate or (ii) any Legal Proceeding by the Company against Parent and/or Merger Sub relating to this Agreement or the Transactions (including the Merger), including any Legal Proceeding for specific performance under this Agreement in accordance with Section 9.10; or settle, release, waive or compromise any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceedings that is (A) for solely monetary payments of no more than $200,000 in the aggregate or (B) settled in compliance with Section 6.10; provided that in the case of the foregoing clause (B) any such settlement does not involve any injunctive or other non-monetary relief or impose restrictions on the business or operations of the Company, Parent, Merger Sub or any of their respective Subsidiaries;

(l)  (i) make, change or revoke any material Tax election; (ii) settle or compromise any material Tax dispute, audit, investigation, proceeding, claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) knowingly surrender any material Tax refund or right thereto; (v) elect or change materially any method of accounting for Tax purposes or Tax accounting period; (vi) file any material amended Tax Return; or (vii) enter into a closing agreement, or a voluntary disclosure agreement or similar agreement, with any Governmental Authority regarding any Tax;

(m)  incur, authorize or commit to incur any capital expenditures (excluding, for the avoidance of doubt, internal and external capitalized labor costs) in excess of $250,000 in the aggregate, other than consistent with the capital expenditure budget set forth on Section 5.2(m) of the Company Disclosure Letter;

(n)  create any Subsidiary;

(o)  make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or Law;

(p)  enter into a new line of business or abandon or discontinue any line of business;

(q)  sell, transfer, license, encumber, terminate, abandon, let lapse, fail to continue to prosecute or renew, or otherwise dispose of any material Company Owned Intellectual Property, other than non-exclusive licenses granted by the Company in the ordinary course of business to (i) end user customers solely for the purposes of using the products or services of the Company and its Subsidiaries or (ii) Service Providers solely for the purposes of providing services to the Company and its Subsidiaries;

(r)  enter into, amend, grant a material waiver or release under or modify in any material respect, terminate or cancel, or transfer any right, obligation or claim to any Person other than a wholly owned Subsidiary of the Company, any Material Contract or any Contract that would constitute a Material Contract if in effect as of the date of this Agreement, in each case other than in the ordinary course of business;

(s)  materially amend, modify, renew or terminate any Lease or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

(t)  amend or modify in any material respect, abandon, withdraw, terminate, suspend or abrogate any Permits;

(u)  cancel, reduce, terminate or fail to maintain in effect any insurance policies covering the Company, any of its Subsidiaries, or their respective assets, properties, interests or businesses;

(v)  adopt or implement any stockholder rights plan or similar agreement; or

(w)  enter into, authorize, agree or commit to take, or enter into a Contract to take, any of the actions prohibited by this Section 5.2.

Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in this Section 5.2, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.3  Solicitation of Acquisition Proposals.

(a)  No Solicitation or Negotiation. Except as otherwise permitted by this Section 5.3, during the Pre-Closing Period, the Company will not, and will cause its Subsidiaries and will use its reasonable best efforts to cause its and their respective directors, executive officers, employees and other Representatives not to, and the Company will not authorize or knowingly permit any of its or its Subsidiaries’ employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to result in or lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Guarantor, Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or any of its Subsidiaries in connection with or in response to any proposal or inquiry that constitutes, or could reasonably be expected to result in or lead to, an Acquisition Proposal; (iii) continue or participate or engage in discussions or negotiations, with any Person with respect to any proposal or inquiry that constitutes, or could reasonably be expected to result in or lead to, an Acquisition Proposal (other than (A) informing such Person of the provisions contained in this Section 5.3 or (B) contacting such Person or its Representatives to clarify the terms and conditions of any Acquisition Proposal); (iv) approve, endorse, or recommend (or propose publicly to do any of the foregoing with respect to) any Acquisition Proposal; or (v) execute or enter into any Alternative Acquisition Agreement. Immediately following the execution of this Agreement, (x) the Company will, and will cause its Subsidiaries and will use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with any Acquisition Proposal that exists as of the date hereof; and (y) the Company will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date hereof and terminate access to any data room maintained by or on behalf of the Company or any of its Subsidiaries. During the Pre-Closing Period, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential Acquisition Proposal being made to the Company Board (or any committee thereof); provided, however, that prior to granting such waiver, the Company Board (or a committee thereof) shall have determined in good faith (after consultation with the Company’s outside financial advisor and legal counsel) that the failure to grant such waiver would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law; provided, further, that the Company shall promptly (and, in any event, within one (1) Business Day after granting any such waiver) notify Parent and Merger Sub thereof (including the identity of the counterparty). Without limiting the foregoing, it is understood and agreed that any violation of the restrictions contained in this Section 5.3 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives, shall be deemed to be a breach of this Section 5.3 by the Company.

(b)  Permitted Activities. Notwithstanding anything to the contrary in this Section 5.3, from the date of this Agreement and continuing until the receipt of Company Shareholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisor), following the execution of and in accordance with an Acceptable Confidentiality Agreement, (i) engage in discussions or negotiations with; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries to; or (iii) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or its Representatives that has made, renewed or delivered to the Company a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.3(a); provided, however, that, prior to taking any actions contemplated by this Section 5.3(b), the Company Board (or a committee thereof) has determined in good faith (after consultation with the Company’s outside financial advisor and legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a

Superior Proposal and (2) the failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law; provided, further, that the Company will promptly (and, in any event, within one (1) Business Day) provide to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c)  No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), the Company Board (or a committee thereof) shall not:

 (i)  (A) directly or indirectly withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent or Merger Sub; (B) adopt, approve, endorse, recommend or otherwise declare advisable, or propose publicly to adopt, approve, endorse, recommend or otherwise declare advisable, an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days (x) after Parent so requests in writing or (y) after any Acquisition Proposal or any material modification thereto is publicly announced; (D) take or fail to take any formal action or make or fail to make any approval or recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from issuing a recommendation against such tender or exchange offer until 5:30 p.m., Central time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3(c)(i)); (E) fail to include the Company Board Recommendation in the Proxy Statement; or (F) formally resolve to effect or publicly announce an intention to effect any of the foregoing (any action described in clauses (A) through (F), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal or (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change or violate this Section 5.3; or

 (ii)  cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d)  Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval:

 (i)  the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with the Company’s outside financial advisor and legal counsel) that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law if and only if:

 (1)  the Company has provided prior written notice to Parent at least four (4) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will describe the Intervening Event in reasonable detail;

 (2)  prior to effecting such Company Board Recommendation Change, (x) the Company and each of its Representatives has complied in all material respects with its obligations pursuant to this Section 5.3 and (y) the Company and its Representatives, until 11:59 p.m. Central time at the last day of the Event Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines in good faith (after consultation with the Company’s outside financial advisor and legal counsel) that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law; and

 (3)  following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with the Company’s outside financial advisor and legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law; provided, that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for two (2) Business Days from the day of such notification.

(ii)  if the Company has received a bona fide written Acquisition Proposal that did not result from a breach of Section 5.3(a) and the Company Board (or a committee thereof) has concluded in good faith (after consultation with the Company’s outside financial advisor and legal counsel) that the Acquisition Proposal is a Superior Proposal, then the Company Board may either (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

 (1)  the Company Board (or a committee thereof) determines in good faith (after consultation with the Company’s outside financial advisor and legal counsel) that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company’s directors under applicable Law;

 (2)  (i) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii), which notice will describe the basis for such Company Board Recommendation Change or termination and the material terms and conditions of such Acquisition Proposal (including the name of the Person or Persons making such Acquisition Proposal) and will include a copy of such Acquisition Proposal, and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 11:59 p.m. Central time on the last day of the Proposal Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior

Proposal, it being understood and agreed that in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(2) with respect to such new written notice (with the “Proposal Notice Period” in respect of such new written notice being two (2) Business Days); and

 (3)  in the event of any valid termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Termination Fee in accordance with Section 8.3(b)(iii).

(e)  Notice to Parent. During the Pre-Closing Period, the Company shall notify, orally and in writing, Parent promptly (and, in any event, within one (1) Business Day) after the Company has Knowledge of any Acquisition Proposal or any inquiry or other indication that could reasonably be expected to result in or lead to an Acquisition Proposal. Such notice shall include a summary of the material terms and conditions of such Acquisition Proposal, inquiry or indication (including the name of the Person or Persons making such Acquisition Proposal, inquiry or indication) and (i) if made in writing, a copy thereof, or (ii) if not made in writing, a written description thereof. Thereafter, the Company must promptly (and, in any event, within one (1) Business Day) keep Parent reasonably informed of the status and material terms and conditions of any such Acquisition Proposal, inquiry or indication (including any material amendments thereto) (including the name of the Person or Persons making such Acquisition Proposal, inquiry or indication).

(f)  Permitted Disclosures. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, including making a customary “stop, look and listen” communication to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); (ii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iii) complying with the Company’s disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal; provided that this sentence shall not be deemed to permit the Company or the Company Board (or any committee thereof) to effect a Company Board Recommendation Change except in accordance with the other provisions of this Section 5.3.

5.4  No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE 6

ADDITIONAL COVENANTS

6.1  Efforts.

(a)  Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.1(f)), Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Transactions, including causing the conditions to the Merger set forth in Article 7 to be satisfied. Without limiting the generality of the foregoing, the Parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to: (i) (A) obtain all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (B) make all registrations, declarations and filings with Governmental Authorities, in each case of the foregoing clause (i)(A) or (B) that are necessary or advisable to consummate the Transactions; and (ii) to the extent requested by Parent, (A) obtain all consents, waivers and approvals and (B) deliver all notifications, in each case of the foregoing clause (ii)(A) or (B) pursuant to any Material Contracts, Leases, or material Permits in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts, Leases, and material Permits as of and following the consummation of the Transactions.

(b)  Consents and Filings. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Law, use their respective reasonable best efforts to (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other material written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any substantive meeting, hearing, proceeding or discussions with or before any Governmental Authority in respect of the Transactions without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion (whether in person, by telephone or otherwise), and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. Parent shall have principal responsibility for (1) devising, directing, and implementing the strategy for obtaining any consent of any Governmental Authority necessary to consummate the Transactions; (2) responding to any request, inquiry, or investigation of any Governmental Authority in connection therewith (including directing the timing, nature, and substance of all such responses); and (3) leading all meetings, hearings, proceedings, or discussions with or before any Governmental Authority in connection therewith; provided, however, that Parent shall consult with and consider in good faith the views of the Company, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals, responses and consent requests made or submitted by or on behalf of Parent in connection with any of the actions described in the foregoing clauses (1)-(3) prior to their submission.

(c)  No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended or would reasonably be expected to (i) impose any material delay in obtaining, or increase in any material respect the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transactions; or (ii) increase in any material respect the risk of (x) the entry by any Governmental Authority of an Order prohibiting the consummation of the Transactions or (y) not being able to have vacated, lifted, reversed or overturned any such Order on appeal or otherwise.

(d)  No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither Parent, Merger Sub, the Company nor any of their respective Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Transactions, including in connection with obtaining any consent pursuant to any Material Contract, Lease, or material Permit.

(e)  In furtherance and not in limitation of the foregoing, in order to (i) obtain any consents of any Governmental Authority necessary to consummate the Transactions, (ii) avoid the entry by any Governmental Authority of an Order prohibiting the consummation of the Transactions or (iii) have vacated, lifted, reversed or overturned any such Order on appeal or otherwise, Parent and Merger Sub shall (and shall cause each of its Subsidiaries to) contest and defend any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions (including the Merger), including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; provided, for the avoidance of doubt, that in no event shall Parent or Merger Sub (or their respective Subsidiaries) be required to commence any Legal Proceeding against any Governmental Authority.

(f)  Notwithstanding anything to the contrary set forth in this Agreement, the Parties hereby acknowledge and agree that neither this Section 6.1 nor any other provision of this Agreement (including the term “reasonable best efforts”) shall, in order to (i) obtain any consents of any Governmental Authority necessary to consummate the Transactions, (ii) avoid the entry by any Governmental Authority of an Order prohibiting the consummation of the Transactions or (iii) have vacated, lifted, reversed or overturned any such Order on appeal or otherwise: (x) require or be construed to require Parent, Merger Sub, or any of their respective Affiliates to, or (y) permit or be constructed to permit the Company or any of its Affiliates to, without Parent’s prior written consent, (I) propose, negotiate, accept, commit, or agree to, or otherwise effect, by consent, decree, hold-separate or administrative order, or otherwise, any divestiture, sale, transfer, lease, license, or other disposition or encumberment of, or any prohibition or limitation on the ownership, operation, effective control, or exercise of the full rights of ownership, any businesses, assets, licenses, operations, rights, product lines, or any interest therein of Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or other Affiliates; (II) take any action, or commit or agree to any condition, restriction, or taking of any action, that in Parent’s good faith judgment would be reasonably expected to limit or impair Parent’s ownership, operation, or control of the businesses, assets, licenses, operations, rights, product lines, or any interest therein of Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or other Affiliates; or (III) commit or agree to any other structural or conduct remedy with respect to any businesses, assets, licenses, operations, rights, product lines, or any interest therein of Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or other Affiliates.

(g)  Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party or any of its Subsidiaries alleging that any consent of, or filing or registration with, or notification to, any Person is or may be required in connection with the Transactions.

6.2  SEC Filings; Other Actions.

(a)  As promptly as reasonably practicable (and, in any event, not later than twenty (20) Business Days) after the execution of this Agreement the Company shall prepare and file the Proxy Statement with the SEC, which shall, subject to Section 5.3, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use its reasonable best efforts to resolve and respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement as promptly as practicable after the date of this Agreement. The Company shall cause the definitive Proxy Statement to be mailed to the Company Shareholders as of the record date established for the Company Meeting promptly (and, in any event, no more than five (5) Business Days) after the earlier of (i) the tenth (10th) day after the Proxy Statement is filed with the SEC, if the SEC has not informed the Company that it will review the Proxy Statement, and (ii) confirmation by the SEC that the SEC has no further comments on the Proxy Statement. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent or its counsel. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as reasonably practicable after the date hereof.

(b)  Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the TBOC, the Charter, the Bylaws, and the rules and regulations of Nasdaq (as applicable) to duly call, give notice of, convene and hold a meeting of the Company Shareholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”), and (ii) except in each case to the extent that the Company Board shall have made a Company Board Recommendation Change as permitted by and in accordance with Section 5.3, include the Company Board Recommendation in the Proxy Statement and use all reasonable best efforts to solicit from the Company Shareholders proxies in favor of the approval of this Agreement and the Transactions (including by postponing or adjourning the Company Meeting to allow additional solicitation of proxies in order to obtain the Company Shareholder Approval if necessary). The Company may also postpone or adjourn the Company Meeting from time to time (i) with the express written consent of Parent, (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Shareholders prior to the Company Meeting, (iv) to solicit additional proxies if necessary in order to obtain the Company Shareholder Approval or (v) if required by Law; provided that the Company shall not postpone or adjourn the Company Meeting (A) pursuant to the foregoing clause (iii), (iv), or (v) for more than ten (10) Business Days after the date for which the Company Meeting is originally scheduled without Parent’s express written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (B) to a date after the date that is two (2) Business Days prior to the Termination Date. The Company agrees that no matters shall be brought before the Company Meeting other than approval of this Agreement (including the plan of merger contained herein) and the Transactions (including the Merger), any related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act, and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes). Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Meeting if this Agreement is terminated in accordance with the terms set forth in Article 8.

6.3  Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any “takeover” Law to become applicable to this Agreement or the Transactions, and each of Parent and the Company will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to this Agreement or the Transactions; and (b) if any “anti-takeover” Law is or becomes applicable to this Agreement or the Transactions, take all action within their power to ensure that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Transactions.

6.4  Access. During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (it being understood and agreed that if the Company and its Subsidiaries do not provide any information in reliance on the exclusions in the foregoing clauses (a), (b) or (c), then the Company or such Subsidiary will use commercially reasonable efforts to provide notice to Parent promptly upon obtaining knowledge that such information is being withheld and the Company or such Subsidiary will use reasonable best efforts to communicate, to the extent permitted, the applicable information or other matter in a way that would not prohibit any applicable Law or agreement, result in the waiver of any such privilege, cause a violation or default under such Contract). Nothing in this Section 6.4 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 6.4 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental assessments. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.4. All requests for access pursuant to this Section 6.4 must be directed to the Company’s President or another person designated in writing by the Company. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company agrees to, and to cause its Subsidiaries to, subject to applicable Law and this Section 6.4: (i) reasonably assist and reasonably cooperate with Parent and its Subsidiaries to facilitate planning for the post-Closing integration of the Company and its Subsidiaries with Parent and its Subsidiaries (including, at the request of Parent from time to time, reasonably assisting and cooperating with Parent and its Subsidiaries in the planning and development of a post-Closing integration plan), (ii) provide reasonable access to key personnel identified by Parent to facilitate Parent’s efforts with respect to the post-Closing retention of such key personnel and (iii) provide Parent with reasonable periodic updates on activities relating to the integration and performance of the Company’s and its Subsidiaries’ existing businesses.

6.5  Section 16(b) Exemption. Prior to the Effective Time, the Company will take, and cause to be taken, all actions reasonably necessary to cause the Transactions, and any dispositions of Equity Securities of the Company in connection with the Transactions by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.6  Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)  Indemnified Persons. For a period of six years following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to and in accordance with any indemnification agreements entered into (and copies of which have been made available to Parent prior to the date of this Agreement) prior to the date of this Agreement between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”) for any acts or omissions by such Indemnified Persons occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Company and its Subsidiaries, as applicable, as of the date of this Agreement (and copies of which have been made available to Parent prior to the date of this Agreement). During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.6(b), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)  Indemnification Obligation. Without limiting the generality of Section 6.6(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Charter, the Bylaws or the other similar organizational documents of the Subsidiaries of the Company, as applicable, and any indemnification agreements with the Company or any of its Subsidiaries, in each case in effect as of the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, occurring or alleged to occur at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates; and (ii) the Transactions, as well as any actions taken by the Company, Parent or Merger Sub with respect to the Transactions (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.6(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with any such Legal Proceeding of the type contemplated by this Section 6.6(b), (A) Parent or the Surviving Corporation, as applicable, will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent or the Surviving Corporation, as applicable, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification under this Section 6.6 with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by Parent or the Surviving Corporation), whether or not Parent or the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, Parent or the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not Parent or the Surviving Corporation elects to control the defense of any such Legal Proceeding, in accordance with the applicable organizational documents or indemnification agreement; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which Parent or the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless (x) such settlement, compromise, consent or termination (I) includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding and (II) relates only to monetary damages for which the Surviving Corporation is entirely responsible or (y) such Indemnified Persons otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed). Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made in accordance with the applicable organizational documents or indemnification agreement.

(c)  D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.6(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300 percent of the amount paid by the Company for coverage for its last full fiscal year (such 300 percent amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.6(c), at Parent’s request, the Company shall, in consultation with Parent, purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for the Tail Policy does not exceed the Maximum Annual Premium. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder until the sixth anniversary of the Effective Time.

(d)  Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.6 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e)  No Impairment; Third Person Beneficiary Rights. The obligations set forth in this Section 6.6 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) to whom this Section 6.6 applies without the prior written consent of such affected Indemnified Person or other person or unless such termination, amendment or modification is required by applicable Law. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third party beneficiaries of this Section 6.6, with full rights of enforcement as if such Person were a Party. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.6 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws in effect as of the date of this Agreement; (ii) the similar organizational documents of the Subsidiaries of the Company in effect as of the date of this Agreement; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries in effect as of the date of this Agreement; or (iv) applicable Law. The provisions of this Section 6.6 shall survive the Closing shall be enforceable by each Indemnified Person, his or her heirs and representatives.

(f)  Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.7  Employee Matters.

(a)  Acknowledgment; Cooperation. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Company Benefit Plans, as applicable will occur as of the Effective Time.

(b)  Employment; Benefits. For a period of one year following the Effective Time (or until an earlier termination of employment or, if longer, the time period specified in any employment Contract, retention letter, or change in control agreement, in each case, listed on Section 6.7(b)(i) of the Company Disclosure Letter), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide to each Continuing Employee who remains employed with the Surviving Corporation or its Subsidiaries: (i) a base salary or hourly wage rate, as applicable, that is substantially comparable to the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) short-term cash bonus and other short-term cash incentive compensation opportunities (excluding equity, equity-based and deferred compensation rights and opportunities) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing, (iii) other employee benefits (excluding defined benefit pension, retiree medical, equity or equity-based, severance, retention, change of control, transaction-based and similar benefits) that are substantially comparable in the aggregate to the employee benefits (excluding defined benefit pension, retiree medical, equity or equity-based, severance, retention, change of control, transaction-based, and similar benefits) provided to similarly situated employees of Hearst Newspapers, and (iv) severance which is no less favorable than the severance that would have been provided under the Company Severance Plan if such Company Severance Plan were in effect. Notwithstanding anything to the contrary in this Section 6.7(b), for a period of twenty-four (24) months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each Continuing Employee listed on Section 6.7(b)(ii) of the Company Disclosure Letter, severance benefits, if applicable, that are no less favorable than the enhanced severance benefits described in Section 6.7(b)(ii) of the Company Disclosure Letter.

(c)  Service Credit; New Plans. At or after the Effective Time, the Surviving Corporation and its Subsidiaries will, and Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, exercise commercially reasonable efforts to cause to be granted to the Continuing Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate (other than benefits under defined benefit pension plans or retiree welfare plans, including any retiree life or medical plans) and level of benefits with respect to vacation benefits under any employee benefit plans sponsored by Parent or its Subsidiaries that are available to similarly situated employees of Hearst Newspapers (such plans “New Plans”), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. Without limiting the generality of the foregoing:

  (i)  each Continuing Employee will be immediately eligible to participate, without any waiting period, in any New Plans to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Benefit Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and

  (ii)  for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, exercise commercially reasonably efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements and evidence of insurability requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent they were waived (or fulfilled) under corresponding Old Plans, and Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to exercise commercially reasonably efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)  Collective Bargaining Agreements. The provisions in this Section 6.7(a) through (c) shall apply to the Continuing Employees who are not covered by or party to a collective bargaining agreement, and any Continuing Employees who are covered by or party to a collective bargaining agreement shall be covered by such collective bargaining agreement.

(e)  Specified Actions. Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, take the action set forth in Section 6.7(e) of the Company Disclosure Letter.

(f)  No Employment Rights. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this Section 6.7 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.7 nor any other provisions of this Agreement, express or implied, will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any

Continuing Employee or any other person for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Benefit Plan, New Plan, or any other benefit or compensation, plan, program, arrangement, agreement or policy of Parent, the Surviving Corporation or any of their Affiliates or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) be treated as the establishment or an amendment or modification of, or undertaking to establish, amend or modify, any Company Benefit Plan, New Plan, or any other benefit or compensation, plan, program, arrangement, agreement or policy; or (iv) create any third-party beneficiary rights in any Person.

6.8  Obligations of Merger Sub . Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.9  Public Statements and Disclosure. The initial press release concerning this Agreement will be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, prior to the valid termination of this Agreement pursuant to Section 8.1, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement, the Transactions or the other Parties. Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, (i) the Company will not be obligated to engage in such consultation with respect to communications that are (A) required by applicable Law; (B) principally directed to employees, suppliers, customers, partners, analysts, financial media, investors, shareholders or vendors of the Company and its Subsidiaries so long as such communications are consistent in all material respects with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party), or (C) solely to the extent related to a Superior Proposal or Company Board Recommendation Change; and (ii) Parent or Merger Sub will not be obligated to engage in such consultation with respect to communications that are required by applicable Law.

6.10  Transaction Litigation. During the Pre-Closing Period, subject to applicable Law, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 9.2, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email. The Company will (a) give Parent the opportunity, at Parent’s sole cost and expense, to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, in full or in part, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.10, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be governed by Section 2.7(c).

6.11  Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting. Unless required by applicable Law, the Company shall not cause the Company Common Stock to be delisted from Nasdaq prior to the Effective Time.

6.12  Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.13  Vote at Merger Sub. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent approving this Agreement (including the plan of merger set forth herein) and the Transactions (including the Merger) in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

6.14  No Employment Arrangements. Except as approved by the Company Board, at all times during the Pre-Closing Period, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director or executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time pursuant to which any such individual would be entitled to receive merger consideration of a different amount or nature than the consideration to which such Person is entitled pursuant to Article 2; or (ii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Transactions.

6.15  Director and Officer Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors and officers, in their capacities as such, of the Company and its Subsidiaries (other than directors of the Subsidiaries of the Company whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

6.16  Termination of Company Severance Plan and Incentive Compensation Plan.

(a)  At least five (5) Business Days before the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, the Company Severance Plan. The Company shall provide Parent, at least five (5) Business Days prior to the Closing, evidence that the Company Board has adopted resolutions to terminate the Company Severance Plan, effective no later than the date immediately preceding the Closing Date.

(b)  At least five (5) Business Days before the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, the Incentive Compensation Plan. The Company shall provide Parent, at least five (5) Business Days prior to the Closing, evidence that the Company Board has adopted resolutions to terminate the Incentive Compensation Plan, effective no later than the date immediately preceding the Closing Date. Notwithstanding the earlier termination of the Incentive Compensation Plan, no later than sixty (60) days following the Closing, Buyer shall, or shall cause the Surviving Corporation to, pay the Incentive Compensation Plan Bonuses (as defined in the Incentive Compensation Plan) to each of the eligible participants in the amounts set forth on Section 6.16(b)(i) (except for the individuals set forth on Schedule 6.16(b)(ii)) under the Incentive Compensation Plan, in each case in accordance with the terms set forth therein. For the avoidance of doubt, following the payment by Buyer of such Incentive Compensation Plan Bonuses as set forth in this Section 6.16(b), no additional payments shall be owed with respect to the awards granted under the Incentive Compensation Plan, including the Incentive Compensation Plan Bonuses.

6.17  Company Savings Plan Termination. At least five (5) Business Days before the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Company Savings Plan. The Company shall provide Parent, at least five (5) Business Days prior to the Closing, evidence that the Company Board has adopted resolutions to terminate the Company Savings Plan, effective no later than the date immediately preceding the Closing Date. Upon request of an employee of the Company and to the extent permitted by the Company Savings Plan and applicable Law, Parent shall permit the direct rollover of cash account balances and any notes evidencing an outstanding plan loan to a 401(k) plan established by the Surviving Corporation or its Affiliates.

6.18  Tax Matters.

(a)  The Parties agree that the merger consideration payable pursuant to Section 2.7(a) is not intended to be subject to the stock repurchase excise tax under Section 4501 of the Code (the “Excise Tax Treatment”). The Parties shall cooperate with each other and use their respective reasonable best efforts to cause the Transactions to qualify for the Excise Tax Treatment. The Parties shall not take any position inconsistent with the Excise Tax Treatment on any Tax Return or in the Proxy Statement or any other public statement or filing unless otherwise required by a change in federal Tax Law after the date hereof.

(b)  The Company will use reasonable best efforts to provide (and cause holders of Shares to provide) promptly (and in any event at least ten (10) Business Days in advance of the Closing Date or such earlier date as may be required by the Payment Agent) to Parent (or, as directed by Parent, to the Payment Agent) such documentation and certifications as Parent acting reasonably requests in connection with the reduction or mitigation of potential Tax withholding obligations with respect to payments made under this Agreement.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)  the consummation of the Merger shall not then be prevented, restrained, enjoined, prohibited or made illegal by or pursuant to any Order (whether temporary, preliminary or permanent) of any court of competent jurisdiction or any other Governmental Authority, and there shall not then be in effect any Law of any Governmental Authority that prevents, restrains, enjoins, prohibits or makes illegal the consummation of the Merger; and

(b)  the Company Shareholder Approval shall have been duly obtained in accordance with applicable Law, the Charter, and the Bylaws.

7.2  Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)  each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b)  Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date; and

(c)  Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

7.3  Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)  each representation and warranty of the Company:

  (i)  contained in Sections 3.1 (Organization; Good Standing), 3.2 (Corporate Power; Enforceability); 3.3(a)–(b) and 3.3(d) (Company Approvals; Anti-Takeover Laws); 3.4(a)(i) (Non-Contravention); 3.7(a)–(b) and 3.7(d) (Subsidiaries; Capital Stock of Subsidiaries; Other Investments); and 3.24 (Brokers), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such date or time);

  (ii)  contained in Section 3.6 (Capitalization) shall be true and correct in all respects other than such inaccuracies as are de minimis in the aggregate at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct as of such date or time);

  (iii)  contained in Section 3.11(a) (Absence of Certain Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct as of such date or time); and

  (iv)  otherwise set forth in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)  the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date;

(c)  a Company Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing;

(d)  the Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied; and

(e)  as of the Effective Time, the Company shall have Net Cash in an amount no less than $20,000,000.00.

7.4  Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE 8

TERMINATION

8.1  Termination. This Agreement may be terminated at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)  by mutual written agreement of Parent and the Company;

(b)  by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose material breach of this Agreement is the principal cause of such failure to obtain the Company Shareholder Approval;

(c)  by either Parent or the Company if (i) any court of competent jurisdiction or any other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable, or (ii) any Law shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority after the date hereof and remaining in effect, in each case which has the effect of preventing, restraining, enjoining, prohibiting or making the consummation of the Transactions illegal; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose material breach of this Agreement is the principal cause of such Order becoming final and nonappealable;

(d)  by either Parent or the Company if the Effective Time has not occurred on or before January 9, 2026 (such time and date, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose material breach of this Agreement is the principal cause of the failure of the Effective Time to have occurred on or before the Termination Date;

(e)  by Parent if (i) the Company Board (or a committee thereof) has effected a Company Board Recommendation Change or (ii) the Company or any of its Subsidiaries has entered into an Alternative Acquisition Agreement to consummate an Acquisition Transaction (whether or not permitted by Section 5.3);

(f)  by Parent if the Company has breached or failed to perform or comply with any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply would result in a failure of any condition set forth in Sections 7.3(a) or 7.3(b), except that if such breach or failure is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(f) prior to the delivery by Parent to the Company of written notice of such breach or failure, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if (i) such breach or failure has been cured within the Company Breach Notice Period or (ii) Parent is then in material breach of any representations, warranty, covenant or other agreement contained in this Agreement, which breach or failure to perform or comply would result in a failure of any condition set forth in Sections 7.2(a) or 7.2(b);

(g)  by the Company if Parent or Merger Sub has breached or failed to perform or comply with any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply would result in a failure of a condition set forth in Sections 7.2(a) or 7.2(b), except that if such breach or failure is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach or failure, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; provided that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if (i) such breach or failure has been cured within the Parent Breach Notice Period or (ii) the Company is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach or failure to perform or comply would result in a failure of any condition set forth in Sections 7.3(a) or 7.3(b); or

(h)  by the Company, at any time prior to obtaining the Company Shareholder Approval, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in accordance with Section 5.3; (iii) the Company has not breached (other than immaterial breaches) any of its obligations under Section 5.3 with respect to such Superior Proposal; and (iv) simultaneously with such termination, (x) the Company pays, or causes to be paid, to Parent or its designee the Termination Fee pursuant to Section 8.3(b)(iii) and (y) the Company enters into such Alternative Acquisition Agreement.

8.2  Manner and Notice of Termination; Effect of Termination.

(a)  Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)  Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. Following the valid termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.9, this Section 8.2, Section 8.3 and Article 9 and, solely to the extent applicable to the foregoing provisions, any definitions in this Agreement, will each survive the valid termination of this Agreement, in each case in accordance with their respective terms and, in any case, subject in all respects to this Section 8.2. Notwithstanding the previous sentence, but subject to Section 8.3, Section 9.10 and Section 9.16, nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement prior to the valid termination of this Agreement.

8.3  Fees and Expenses.

(a)  General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Transactions are consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.8(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Transactions.

(b)  Company Payments.

 (i)  Future Transactions. If (A) this Agreement is validly terminated (1) by either Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) or (2) by Parent pursuant to Section 8.1(f), and (x) in the case of a termination pursuant to Section 8.1(b), at any time after the date of this Agreement and prior to the taking of a vote to obtain the Company Shareholder Approval at the Company Meeting or any postponement or adjournment thereof, an Acquisition Proposal shall have been made directly to the Company Shareholders or shall have otherwise become publicly known and not publicly withdrawn at least ten (10) days before the date the Company Meeting is held (taking into account postponements or adjournments) or (y) in the case of a termination pursuant to Section 8.1(d) or Section 8.1(f), at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made to the Company or the Company Board or made directly to the Company Shareholders or shall have otherwise become publicly known; and (B) within twelve (12) months of any such valid termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Proposal or shall have consummated any Acquisition Transaction, then the Company will concurrently with the earlier of the entry into such definitive agreement or the consummation of such Acquisition Transaction, pay or cause to be paid to Parent an amount equal to the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” (including, for the avoidance of doubt, in the reference to “Acquisition Transaction” in the definition of “Acquisition Proposal”) will be deemed to be references to “50%.”

 (ii)  Company Board Recommendation Change; Acquisition Transaction. If this Agreement is validly terminated (1) by Parent pursuant to Section 8.1(e) or (2) by the Company pursuant to Section 8.1(b) at a time when Parent would have been able to terminate this Agreement pursuant to Section 8.1(e), then the Company must, within two (2) Business Days following such termination, pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.

 (iii)  Superior Proposal. If this Agreement is validly terminated by the Company pursuant to Section 8.1(h), then the Company must, simultaneously with such termination, pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.

(c)  Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the valid termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Termination Fee, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(d)  Payments; Default. If the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, then Company will pay or cause to be paid to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Parent in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof is actually received, or a lesser rate that is the maximum permitted by applicable Law. Any payment under this Section 8.3(d) will be made by the Company to Parent or its designee by wire transfer of immediately available funds to an account designated in writing by Parent.

(e)  Sole and Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement but other than in the event of any fraud or Willful Breach of any representation, warranty or covenant or agreement contained herein, if this Agreement is validly terminated pursuant to Section 8.1, Parent’s receipt of the Termination Fee to the extent owed pursuant to Section 8.3(b) and any amounts owed pursuant to Section 8.3(d) will be the sole and exclusive remedies of Parent and Merger Sub for monetary damages, to the extent such payments have been made to Parent (or its designee), against (A) the Company and its Subsidiaries; and (B) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, directors, officers, employees, agents, attorneys and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates and former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, directors, officers, employees, agents, attorneys and assignees of each of the foregoing (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) for any cost, expense, loss or damage in respect of this Agreement and the Transactions. Except in the event of any fraud or Willful Breach of any representation, warranty or covenant or agreement contained herein, upon payment to Parent (or its designee) of the Termination Fee and any amounts owed pursuant to Section 8.3(d), none of the Company Related Parties will have any further monetary liability or obligation to (A) Parent or Merger Sub; or (B) the former, current and future direct or indirect holders of any equity, controlling persons, Representatives, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) relating to or arising out of this Agreement or the Transactions (except that the Company and its Subsidiaries (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) (with respect to the expenses of the Company) and Section 8.3(d), as applicable).

(f)  Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that, prior to a valid termination of this Agreement pursuant to Section 8.1, Parent, Merger Sub and the Company will each be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.10.

ARTICLE 9

GENERAL PROVISIONS

9.1  Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2  Notices.

(a)  Addresses for Notice. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (with electronic confirmation of receipt), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent, Merger Sub or Guarantor, to:

Hearst Media West, LLC or Destiny Merger Sub, Inc. or Hearst Communications, Inc.

c/o The Hearst Corporation

300 West 57th Street

New York, NY 10019

Attention:  Jeffrey M. Johnson

Email:     [***]

with copies (which shall not constitute notice) to:

The Hearst Corporation

300 West 57th Street

New York, NY 10019

Attention:  Office of the General Counsel

Email:     [***]

and

Clifford Chance US LLP

Two Manhattan West

375 9th Avenue

New York, NY 10001

Attention:  Chang-Do Gong

      Benjamin K. Sibbett

Email:    [***]

If to the Company, to:

DallasNews Corporation

1954 Commerce Street

Dallas, Texas 75201

Attention:  Katy Murray

Email:    [***]

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

Attention:  Jennifer Wisinski

      Rosebud Nau

Email:    [***]

(b)  Additional Procedures. Any notice received by the addressee any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3  Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)).

9.4  Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5  Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations to any Affiliate, it being understood that, in each case, such assignment must not impede or delay the consummation of the Transactions or otherwise materially impede the rights of the Company Shareholders pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.6  Confidentiality. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto.

9.7  Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Company Disclosure Letter and the other Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any valid termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.

9.8  Third Party Beneficiaries. Except as set forth in Section 6.6 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.6; (b) from and after the Effective Time, the rights of the Company Shareholders to receive the merger consideration set forth in Article 2; and (c) the provisions of Section 8.3(e) and Section 9.16 will inure to the benefit of each of the applicable Related Parties, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by such Related Parties).

9.9  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10  Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or in the event of any actual or threatened breach of this Agreement, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Section 8.1, the Parties (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 9.8) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and any other agreement or instrument executed in connection herewith. The Parties further agree that (a) by seeking the remedies provided for in this Section 9.10, a Party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a Party under this Agreement, including monetary damages in the event that this Agreement is terminated or in the event that the remedies provided for in this Section 9.10 are not available or otherwise are not granted and (b) nothing contained in this Section 9.10 shall require any Party to institute any Legal Proceeding for (or limit any Party’s right to institute any Legal Proceeding for) specific performance under this Section 9.10 before exercising any termination right under Section 8.1 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.10 or anything contained in this Section 9.10 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies under this Agreement that may be available then or thereafter. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the Parties hereby acknowledges and agrees that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief. If on the date of any valid termination of this Agreement, there is a pending Legal Proceeding that has been brought by a Party seeking the remedies provided for in this Section 9.10, then, without further action, such termination date shall be automatically extended until the date that is five (5) Business Days after the dismissal, settlement or entry of final Order with respect to such Legal Proceeding.

9.11  Governing Law. This Agreement and all Legal Proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Texas, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas (except for provisions of this Agreement or aspects of the Transactions that are specifically stated to be governed by the Laws of another jurisdiction (in which case such provisions or aspects of the Transactions shall be deemed to be governed by the Laws of such jurisdiction)).

9.12  Consent to Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the state courts of the State of Texas, or any federal court sitting in the State of Texas (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the Transactions; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any

Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the Transactions will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.13  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14  Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a Contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15  No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.16  Non-Recourse. Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (i) this Agreement, any of the Transaction Documents or the Transactions; (ii) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (iii) any breach or violation of this Agreement or any of the Transaction Documents; or (iv) any failure of the Transactions to be consummated, in each case, may be made only (A) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the clauses (i) through (iv), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the clauses (i) through (iv), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert: (1) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (2) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement; or (3) against any Person that is a party to, and solely pursuant to the terms and conditions of, a Transaction Document.

9.17  Guarantee.

(a)  Guarantor unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment and performance of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by Parent and Merger Sub under this Agreement, including with respect to the payment of the Per Share Price in accordance with Article 2 (“Guaranteed Obligations”). This guarantee is a guarantee of payment and performance. Guarantor waives diligence, presentment, demand for performance, any right to require proceeding first against Parent or Merger Sub, protest, and all notices whatsoever in connection with Guarantor’s performance of the Guaranteed Obligations as set forth in this Section 9.17; provided that nothing herein shall constitute a waiver of any rights, claims, or defenses of Parent or Merger Sub under this Agreement.

(b)  This guarantee is a continuing guarantee that shall remain in full force and effect until Parent and Merger Sub no longer have any Guaranteed Obligations. Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty. Subject to the other provisions herein, this Section 9.17 shall continue to be effective or be automatically reinstated (as the case may be) if at any time all or part of the payment or performance of any Guaranteed Obligations is rescinded or otherwise must be returned upon the insolvency, bankruptcy, or reorganization of Parent or Merger Sub. Guarantor waives all set-offs, counterclaims, recoupments, or any other defenses to enforcement that Guarantor may have (now or in the future) against the Guaranteed Obligations (other than a defense of payment or performance); provided that nothing herein shall constitute a waiver of any rights, claims, or defenses of Parent or Merger Sub under this Agreement. Notwithstanding anything to the contrary herein, the obligations of Guarantor hereunder will not be discharged by (i) any amendment to or other modification of this Agreement; (ii) any furnishing or acceptance of security or exchange or release of any security for the Guaranteed Obligations; or (iii) any failure by the Company to assert any demand or to exercise any right or remedy with respect to Parent or Merger Sub under this Agreement or otherwise; or (iv) any change in the corporate structure of Parent or Merger Sub. Guarantor waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this guarantee until all Guaranteed Obligations shall have been indefeasibly paid and discharged in full.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

PARENT:

HEARST MEDIA WEST, LLC

By:	/s/ Jeffrey M. Johnson
Name: Jeffrey M. Johnson
Title: President

MERGER SUB:

DESTINY MERGER SUB, INC.

By:	/s/ Jeffrey M. Johnson
Name: Jeffrey M. Johnson
Title: President

COMPANY:

DALLASNEWS CORPORATION

By:	/s/ Grant S. Moise
Name: Grant S. Moise
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Solely for purposes of Section 9.17:

GUARANTOR:

HEARST COMMUNICATIONS, INC.

By:	/s/ Jeffrey M. Johnson
Name: Jeffrey M. Johnson
Title: Senior Vice President

Signature Page to Agreement and Plan of Merger